Exhibit 4.3

UNIT PURCHASE AGREEMENT

AMONG

SPACENET INTEGRATED GOVERNMENT SOLUTIONS, INC.,

AS THE BUYER,

THE SELLING MEMBERS,

RAYSAT ANTENNA SYSTEMS, LLC,

AND

THE SELLING MEMBERS’ REPRESENTATIVE

DATED AS OF MARCH __, 2010

 i

Schedules:

Schedule A	The Selling Members
Schedule B	Change Of Control Payments Beneficiaries
Schedule C	Change of Control Payment Mechanism

Exhibits

Exhibit A	Company Disclosure Schedules
Exhibit B	Form of Board Resolutions of the Company
Exhibit C	Form of Legal Opinions of the Company
Exhibit D	Form of Indemnification Agreement
Exhibit E	Form of Escrow Agreement
Exhibit F	2009 Taxes Demonstration

UNIT PURCHASE AGREEMENT

This Unit Purchase Agreement is entered into as of March__, 2010 (this “Agreement”), by and among SPACENET INTEGRATED GOVERNMENT SOLUTIONS, INC., a company incorporated under the laws of the State of Delaware (the “Buyer”), RAYSAT ANTENNA SYSTEMS LLC, a limited liability company incorporated under the laws of the State of Delaware (the “Company”), the members of the Company set forth on Schedule A attached hereto (“Schedule A”) (each a “Selling Member”, and collectively, the “Selling Members”) and the Selling Members' Representative.  Each of the Buyer, the Company and each of the Selling Members referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, each Selling Member owns all of the issued and outstanding Units (as defined below) set forth opposite such Selling Member’s name on Schedule A (collectively, the “Sold Units”) as well as the Unit Rights set forth on such Schedule; and

WHEREAS, the Sold Units and the Unit Rights set forth opposite each Selling Member’s name on Schedule A constitute all of such Selling Member's interest in the Company, and no other units, profits interests, rights, options, warrants or any other rights or securities convertible into or exchangeable for units are owned by such Selling Member; and

WHEREAS, the Selling Members desire to sell to the Buyer, and the Buyer desires to purchase from the Selling Members, the Sold Units in the amounts and for the consideration set forth opposite each Selling Member’s name on Schedule A  (the “Transaction”); and

WHEREAS Simona Gat and Liav Even-Chen (collectively, the “RAS Inc. Principals”) own all of the issued and outstanding capital shares of RaySat Antenna Systems, Inc. (“RAS Inc.”), which owns 4,000,000 Units (as  defined below) of the Company as set forth on Schedule A; and

WHEREAS concurrently with the execution and delivery of this Agreement and as a condition to the willingness of the Buyer to enter into this Agreement, the Buyer, RAS Inc. and the RAS Inc. Principals have entered into a Share Purchase Agreement dated as of the date of this Agreement (“RAS Inc. SPA”),  pursuant to which, among other things, the RAS Inc. Principals have agreed to sell all of the issued and outstanding shares of RAS Inc. to the Buyer and to indemnify the Buyer against certain losses arising out of breaches of the representations, warranties, covenants and agreements of the Company set forth in this Agreement to the same extent as the Selling Members hereunder; and

WHEREAS following the consummation of the transactions contemplated by this Agreement and the RAS Inc. SPA, the Buyer will own, directly and indirectly, all of the issued and outstanding Units of the Company and all Unit Rights shall have been cancelled or terminated; and

WHEREAS concurrently with the execution and delivery of this Agreement and as a condition to the willingness of the Buyer to enter into this Agreement, the Buyer, each Selling Member and the RAS Inc. Principals have entered into an Indemnification Agreement dated as of the date of this Agreement (the “Indemnification Agreement”) pursuant to which, among other things, the Selling Members and the RAS Inc. Principals have agreed to indemnify the Buyer against, among other things, certain losses arising out of breaches of the representations, warranties, covenants and agreements set forth in this Agreement; and

WHEREAS concurrently with the execution and delivery of this Agreement and as a condition to the willingness of the Buyer to enter into this Agreement, the Buyer and, the Selling Members’ Representative have agreed to enter into an Escrow Agreement dated as of the date of the Closing (the “Escrow Agreement”) with the Selling Members' Representative acting on behalf of the Selling Members, the RAS Inc. Principals and the UPA COC Recipients (as defined below) and to the delivery by the Buyer to the escrow agent of $2,500,000 (the “Escrow Amount”) from the consideration otherwise payable to the Selling Members and the RAS Inc. Principals and the UPA COC Recipients; and

WHEREAS concurrently with the execution and delivery of this Agreement and as a condition to the willingness of the Buyer to enter into this Agreement, the Company and each of David Gross and Ilan Kaplan have agreed to enter into a consulting/employment agreement with each of them on terms to be agreed and dated as of the date of the Closing Date.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter contained, and intending to be legally bound, the Parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01.   Certain Defined Terms. Capitalized terms used herein but not defined have the respective meanings given to such terms below.

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Best Knowledge”, with respect to any matter in question, means the extent of matters that are actually known by an officer or director (or Person fulfilling an equivalent position) of the Company or any of its Subsidiaries  (or of the Selling Members, as the case may be) or that should reasonably and customarily be expected to be known by such individuals in the ordinary course of the discharge of their responsibilities or duties on behalf of the Company or any of its Subsidiaries (or of the Selling Members, as the case may be).

“Business Day” means any day other than Saturday, Sunday and any day on which banking institutions in the state of Delaware or the State of Israel are authorized by law or other governmental action to close.

“Certificate of Formation” means the Certificate of Formation of the Company filed with the Secretary of State of the State of Delaware on July 6, 2006.

“Change in Control Payments” means (i) the payments pursuant to Section 2.02 and as set forth on Schedule B.1 to the holders of the Unit Rights, (ii) the payments pursuant to Section 2.02 and as set forth on Schedule B.2 (as shall be updated to the date of Closing) to the holders of Company Equity Appreciation Rights, and (iii) the payments pursuant to Section 2.02 to the persons and entities listed on Schedule B.3 (as shall be updated to the date of Closing). For the avoidance of doubt, the following shall not be deemed to be Change in Control Payments: (i) any payment to David Gross, Ilan Kaplan, Simona Gat and Liav Even-Chen pursuant to Section 6.12(a) for the unpaid compensation expenses and (ii) repayment to David Gross of the non-convertible loan in a principal amount of $100,000, plus interest.

 “Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company Disclosure Schedules” means the schedules attached hereto as Exhibit A containing information relating to the Company.

“Company Equity Appreciation Rights” means any equity appreciation rights granted under the RaySat Antenna Systems, LLC 2007 Equity Incentive Plan.

 “Company Transaction Fees” means the aggregate amount of all out-of-pocket fees and expenses incurred or payable by the Company and/or its Subsidiaries (including the fees and expenses of any legal counsel, and fees and expenses of any accountant, auditor, broker, other financial advisor, consultant or other legal counsel retained by or on behalf of the Company and/or its Subsidiaries), arising from or in connection with the Transaction or otherwise relating to the negotiation, preparation or execution of this Agreement, the Indemnification Agreement or the transactions contemplated hereby or thereby.

“Convertible Notes” means the convertible promissory notes issued by the Company in 2006 and 2008, as amended, with an aggregate principal amount of $1,106,372.

“Free and Clear” means fully paid and non-assessable, free from all liens, charges, encumbrances, options, debts, claims, restrictions, trusts, powers of attorney, obligations, undertakings and the like, of any nature or any other rights and/or claims of any third party, other than as set forth in the Operating Agreement.

“Guarantee” of or by any Person means any obligation, contingent or otherwise, of such Person guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (ii) to purchase property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness; provided, however, that the term Guarantee shall not include endorsements for collection or deposit, in each case in the ordinary course of business.

“Indebtedness” of any Person means (i) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid, other than trade credit incurred in the ordinary course of business consistent with past practice, (iv) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person (other than trade credit incurred in the ordinary course of business consistent with past practice), (v) all obligations of such Person issued or assumed as the deferred purchase price of property or services, (vi) all indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (vii) all Guarantees by such Person, (viii) all capital lease obligations of such Person, (ix) all obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements and (x) all obligations of such Person as an account party in respect of letters of credit and bankers’ acceptances.

“Key Employees” means David Gross, Simona Gat and Ilan Kaplan..

“Knowledge” means, with respect to any matter in question, the extent of matters that are actually known by an officer or director (or Person fulfilling an equivalent position) of the Company or any of its Subsidiaries (or of the Selling Members, as the case may be).

“Law” means any applicable statute, law, ordinance, decree, order, rule or regulation.

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any arbitrator or arbitration panel.

“Legal Requirement” means any US or Israeli local, municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Lien” means any mortgage, pledge, claim, lien, charge, encumbrance, option, debt, restriction, trust, power-of-attorney, obligation, undertaking, or security interest, or any other right or claim of any third party – in each case - of any kind or nature whatsoever.

“Material Adverse Effect” means any state of continued, unremedied facts, change, effect, condition, development, event or occurrence that has been, is or would reasonably be expected to be material and adverse to the (a) condition (financial or other), (b) business, (c) results of operations, (d) assets, (e) liabilities or (f) operations of the Company or any of its Subsidiaries, taken as a whole, or the ability of the Company to consummate the transactions contemplated by this Agreement.  Notwithstanding the foregoing, “Material Adverse Effect” shall not include or take into account any state of facts, change, effect, condition, development, event or occurrence that is the result of (i) factors affecting any national, regional or world economy, (ii) an outbreak or escalation of any national or international hostilities or an act of terrorism or other similar calamity or crisis, (iii) factors generally affecting the industry or markets in which the Company competes or the financial or capital markets, (iv) any formal announcement by any Party or any of their Affiliates which is required by law or agreed upon by the Parties concerning this Agreement or the transactions thereunder, (v) any action taken or requested by the Buyer or any of its Affiliates, or (vi) any failure by the Company to meet any projections.

“Members” means the members of the Company.

“OPCO” means Oppenheimer & Co., Inc. and any of its Affiliates.

“OPCO Fee” means any and all fees and expenses owed to OPCO pursuant to that certain Engagement Letter by and between the Company and OPCO, dated as of December 29, 2008 as may be amended prior to the Closing Date.

“Operating Agreement” means the limited liability company agreement of the Company, as restated and amended from time to time.

“Organizational Documents” means the Certificate of Formation and the Operating Agreement.

“Permitted Encumbrances” means:  (a) Liens for taxes or other charges or assessments by any Governmental Entity to the extent that the payment thereof is not in arrears or otherwise due or is being contested in good faith; (b) Liens in the nature of zoning restrictions, building and land use laws, ordinances, orders, decrees, restrictions or any other conditions imposed by or pursuant to any Governmental Entity, provided, however, that the same do not materially detract from operation or use of such property; (c) Liens granted to, or reserved for, the Buyer by an instrument executed in connection with this Agreement or the transactions contemplated hereby or thereby; (d) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, pension programs mandated under applicable laws or other social security regulations; (e) statutory or common law Liens in favor of carriers, warehousemen, mechanics and materialmen, statutory or common law Liens to secure claims for labor, materials or supplies and other like Liens, which secure obligations to the extent that payment thereof is not in arrears or otherwise due; and (f) easements, restrictions, covenants and other non-possessory interests in or affecting real property in possession of the Company or any of its Subsidiaries.

“Person” means a natural person, corporation, partnership, limited liability company, joint venture, association, trust, Governmental Entity, unincorporated organization or other entity.

“Selling Members Acquisition Expenses“ means the fees and expenses accrued, incurred or paid by or on behalf of the Selling Members and the RAS Inc. Principals in connection with the Transaction, including the OPCO Fee and legal fees, the total and break down and allocation of which shall provided to the Buyer by the Selling Members’ Representative no less than two (2) Business Days prior to the Closing Date.

“Subsidiary” of any Person, means any other Person (a) more than 50% of whose outstanding shares or securities representing the right to vote for the election of directors or other managing authority of such other Person are, now or hereafter, owned or controlled, directly or indirectly, by such first Person, but such other Person shall be deemed to be a Subsidiary only so long as such ownership or control exists, or (b) which does not have outstanding shares or securities with such right to vote, as may be the case in a partnership, joint venture or unincorporated association, but more than 50% of whose ownership interest representing the right to make the decisions for such other Person is, now or hereafter, owned or controlled, directly or indirectly, by such first Person, but such other Person shall be deemed to be a Subsidiary only so long as such ownership or control exists.

SECTION 1.02.  Table of Definitions. The following terms have the meanings set forth in the Sections set forth below:

Term	Section
2008 Financial Statements	3.03
2009 Actual Tax	6.14
2009 Financial Statements	3.03
2009 Tax	6.14
2010 Tax	6.14
Financial Statements	3.03
Affiliate	1.01
Agreement	Preamble
Benefit Agreements	3.05
Benefit Plans	3.09
Best Knowledge	1.01
Breaching Party	8.03
Business Day	1.01
Business Partners	3.07
Buyer	Preamble
Certificate of Formation	1.01
CFIUS	2.06
CFIUS Notice	6.10
Change in Control Payments	1.01
Closing	2.03
Closing Balance Sheet	3.03
Closing Consideration	2.02
Closing Date	2.03
COC Payments Escrow Portion	2.02
Code	1.01
Commonly Controlled Entity	3.09
Company	Preamble
Company Disclosure Schedules	1.01
Company Equity Appreciation Rights	1.01
Company Transaction Fees	1.01
Conflict	3.02
Contract	3.02

Term	Section
Convertible Notes	1.01
Customers	3.07
Derivative Work	3.14
Environmental Claims	3.10
Environmental Law	3.10
Environmental Permits	3.10
Escrow Agreement	Recitals
Escrow Amount	Recitals
FCC Consent	2.06
FCC Licenses	3.08
Financial Statements	3.03
Free and Clear	1.01
GAAP	1.03
Governmental Entity	3.02
Guarantee	1.01
Hazardous Materials	3.10
Indebtedness	1.01
Indemnification Agreement	Recitals
Intellectual Property	3.14
IRS	6.14
Key Employees	1.01
Knowledge	1.01
Law	1.01
Legal Proceeding	1.01
Legal Requirement	1.01
Lien	1.01
Litigation	3.06
Material Adverse Effect	1.01
Members	1.01
ODE Members	6.05
Office Software	3.14
OPCO	1.01

Term	Section
OPCO Fee	1.01
Open Source Code	3.14
Operating Agreement	1.01
Order	3.02
Organizational Documents	1.01
Participant	3.05
Party	Preamble
Pension Plan	3.11
Permits	3.08
Permitted Encumbrances	1.01
Person	1.01
RAS Inc.	Recitals
RAS Inc. Principals	Recitals
RAS Inc. SPA	Recitals
RAS Israel	3.02
Real Property Lease	3.13
Release	3.10
Released Matters	6.03
Released Party	6.03
Section 3.07(a) Contracts	3.07
Selling Members	Preamble
Selling Members Acquisition Expenses	1.01
Selling Members' Representative	7.01
Sold Units	Recitals
Subsidiary	1.01
tax return	3.12
Tax Withholding	2.02
taxes	3.12
taxing authority	3.12
Termination Date	2.03
Third-Party Software	3.14
Through the Closing	3.02
Total Consideration	2.02
Transaction	Recitals
Units	3.01
Unit Rights	3.01
Vendors	3.07
Welfare Plan	3.11

SECTION 1.03.    Accounting Terms.  Any accounting terms used in this Agreement shall, unless otherwise specifically provided, have the meanings customarily given them in accordance with United States generally accepted accounting principles (“GAAP”) and all financial computations hereunder or thereunder shall, unless otherwise specifically provided, be computed in accordance with GAAP consistently applied.

ARTICLE II

PURCHASE AND SALE OF THE SOLD UNITS

SECTION 2.01.   Purchase and Sale of the Sold Units.  At the Closing and upon the terms and conditions set forth in this Agreement the Selling Members shall sell, transfer, and assign to the Buyer, and the Buyer shall purchase from the Selling Members, the Sold Units, Free and Clear.

SECTION 2.02.    The Consideration. (a) Upon the terms and subject to the satisfaction of the conditions contained in this Agreement and the RAS Inc. SPA, the total consideration under this Agreement together with the consideration under the RAS Inc. SPA shall be $25 million (the “Total Consideration”).  The consideration to be paid to each of the Selling Members under this Agreement shall be the amount set forth next to the name of each Selling Member (but shall not include the amount set forth next to the name “RAS Inc.”) in the column entitled “Gross Consideration” on Schedule A hereto minus (i) such Selling Member’s share of the Selling Members Acquisition Expenses, to be paid to the Selling Members' Representative, and (ii) such Selling Member’s share of the Escrow Amount in the amount set forth next to the name of each Selling Member (other than the amount set forth next to the name “RAS Inc.”) in the column entitled “Escrow Allocation” on Schedule A.  The net amount to be paid to each Selling Member at the Closing under this Agreement corresponds to the amount set forth next to the name of each Selling Member (other than “RAS Inc.”) in the column entitled “Net Consideration” on Schedule A, less such Selling Member’s share of the Escrow Amount in the amount set forth next to the name of each Selling Member in the column entitled “Escrow Allocation” on Schedule A, and in the aggregate for the Selling Members (which shall not include “RAS Inc.”), this net amount is referred to as the “Closing Consideration”.  The applicable Net Consideration, subject to the Tax Withholding, if and to the extent applicable, shall be paid to each Selling Member by a cashier’s check or wire transfer to bank accounts designated by each Selling Member.

The Buyer shall deduct and withhold from the Closing Consideration otherwise payable to each Selling Member the amounts required to be deducted and withheld from such payment  under the Code, the Israeli Income Tax Ordinance New Version, 1961, or any other applicable state or local Tax law, or Israel or foreign Tax law (the "Tax Withholding") provided that in the event any Selling Member provides the Buyer with a valid approval or ruling issued by the applicable Governmental Entity regarding the withholding (or exemption from withholding) of any applicable Tax from the Closing Consideration in a form reasonably satisfactory to the Buyer, then the deduction and withholding of any amounts under the applicable Tax law from the Closing Consideration payable to such Selling Member shall be made in accordance with the provisions of the applicable approval.  To the extent that amounts are withheld for taxes by the Buyer, such withheld amounts shall be remitted by the Buyer to the applicable Governmental Entity and shall be treated for all purposes of this Agreement as having been paid to the Selling Member in respect of which such deduction and withholding was made by the Buyer.

(b) The Buyer shall at the Closing pay the Change of Control Payments as follows:

(i) the Buyer shall pay to the Selling Members’ Representative for distribution to each of the persons and entities set forth on Schedule C.1, the amounts set forth next to the name of each person or entity in the column entitled “Gross Consideration” on Schedule C.1 hereto minus (A) such person or entity’s share of the Selling Members Acquisition Expenses, and (Bi) such person or entity’s share of the Escrow Amount in the amount set forth next to such person or entity’s name in the column entitled “Escrow Allocation” on Schedule C.1.  The net amounts to be paid to the Selling Members’ Representative for distribution to each of the persons and entities set forth on Schedule C.1 correspond to the amounts set forth next to the name of each person or entity in the column entitled “Net Consideration” on Schedule C.1, less such person or entity’s share of the Escrow Amount in the amount set forth next to the name thereof in the column entitled “Escrow Allocation” on Schedule C.1.

(ii) the Buyer shall pay to the Company or RAS Israel for distribution to each of the persons set forth on Schedule C.2, the amounts set forth next to the name of each person or entity in the column entitled “Gross Consideration” on Schedule C.2 hereto minus (A) such person or entity’s share of the Selling Members Acquisition Expenses, if any, and (Bi) such person or entity’s share of the Escrow Amount in the amount set forth next to such person or entity’s name in the column entitled “Escrow Allocation” on Schedule C.2.  The net amounts to be paid to the Company or RAS Israel for distribution to each of the persons set forth on Schedule C.2 correspond to the amounts set forth next to the name of each person in the column entitled “Net Consideration” on Schedule C.2, less such person or entity’s share of the Escrow Amount in the amount set forth next to the name thereof in the column entitled “Escrow Allocation” on Schedule C.2.

The portion of the aggregate Change of Control Payments that are designated in this Section 2.02(b) as part of the Escrow Amount (the "COC Payments Escrow Portion") shall be deposited in escrow in accordance with Section 2.05(C) and shall be subject to the terms of the Indemnification Agreement and the Escrow Agreement.

The Buyer agrees to cause the Company and RAS Israel, as appropriate, to make the payments set forth in the column entitled “Net Consideration” on Schedule C.2, less the applicable portion of the Escrow Amount, as soon as practicable once the withholding taxes can be calculated but no later than the next salary payment date after the Closing.

The Buyer shall deduct and withhold from the Change of Control Payments under Section 2.02(b)(i) otherwise payable to each recipient the Tax Withholding, if and to the extent applicable, provided that in the event any such recipient provides the Buyer with a valid approval or ruling issued by the applicable Governmental Entity regarding the withholding (or exemption from withholding) of any applicable Tax from the Change in Control Payments in a form reasonably satisfactory to the Buyer, then the deduction and withholding of any amounts under the applicable Tax law from the Change in Control Payments payable to such recipient shall be made only in accordance with the provisions of the applicable approval.  The Company or RAS Israel, as applicable, shall deduct and withhold from the Change in Control Payments under Section 2.02(b)(ii) otherwise payable to each recipient the amounts required to be deducted and withheld from such payment under the Code, the Israeli Income Tax Ordinance New Version, 1961, or any other applicable state or local Tax law, or Israel or foreign Tax law, provided that in the event any such recipient provides the Company or RAS Israel, as applicable,  with a valid approval or ruling issued by the applicable Governmental Entity regarding the withholding (or exemption from withholding) of any applicable Tax from the Change in Control Payments in a form reasonably satisfactory to the Company or RAS Israel, as applicable, then the deduction and withholding of any amounts under the applicable Tax law from the Change in Control Payments payable to such recipient shall be made in accordance with the provisions of the applicable approval.

To the extent that any amounts are withheld for taxes by the Buyer, the Company or RAS Israel, as applicable, such withheld amounts shall be remitted by the Buyer, the Company or RAS Israel, as applicable, to the applicable Governmental Entity and shall be treated for all purposes of this Agreement as having been paid to the recipient in respect of which such deduction and withholding was made by the Buyer, the Company or RAS Israel, as applicable.

(c) The Company shall provide the Buyer with updated versions reasonably acceptable to the Buyer of Schedules A, B and C no later than two (2) Business Days prior to Closing Date, to reflect the updated Selling Members Acquisition Expenses and final Change of Control Payments calculated to the date of Closing and these amended Schedules A, B and C shall amend and supersede the Schedules A, B and C attached hereto.

SECTION 2.03.  Closing. The closing (the “Closing”) of the Transaction shall take place at the offices of Amit, Pollak, Matalon & Co., 17 Yitzhak Sadeh Street, Tel-Aviv, Israel, as soon as possible, but no later than five (5) Business Days after satisfaction (or waiver by the Party entitled to waive such conditions) of all the conditions precedent to the Closing set forth herein in Article II (the time and date of the Closing being herein referred to as the “Closing Date”); provided, however, that the Buyer or the Selling Members’ Representative may terminate this Agreement at any time by giving written notice if the Closing has not occurred within four months of the date hereof. Notwithstanding the foregoing, such period may be extended for an additional two months to obtain the necessary consents of any applicable Governmental Entity  provided that all of the other closing conditions set forth in this Agreement have been satisfied within four months of the date hereof (the “Termination Date”).

SECTION 2.04.   Deliveries by the Selling Members and the Company at Closing.  The Selling Members and/or the Company, as indicated below, shall deliver, or cause to be delivered, the following to the Buyer at Closing:

(a) duly executed bills of sale or other documents evidencing transfer of the Sold Units to the Buyer as are mutually satisfactory to counsel for the Company and counsel for the Buyer, to be delivered by each Selling Member;

(b) certificates of dates not more than ten days prior to the Closing Date, confirming the good standing of each of the Company and RAS Israel (as defined below) from the Secretary of State of the State of Delaware and the Israeli Companies Registrar, respectively, to be delivered by the Company;

(c) a certified copy of duly executed minutes or written consent of the resolutions of the Board of Directors of the Company confirming the transfer of the Sold Units from the Selling Members to the Buyer, to be delivered by the Company;

(d) a certified copy of duly executed minutes or written consent of the resolutions of the Board of Directors of the Company substantially in the form attached hereto as Exhibit B approving the execution and delivery of this Agreement and the Indemnification Agreement and the consummation of all the transactions contemplated hereby and thereby, to be delivered by the Company. It is clarified that the aforementioned minutes were executed and provided prior to the execution of this Agreement;

(e) an executed unconditional letter of resignation, effective as of the Closing, of each of the Company’s directors, to be delivered by the Company;

(f) copies of all of those third party consents listed on Section 2.06(d) of the Company Disclosure Schedules, all of which shall have been obtained prior to, and shall be in effect on, the Closing Date, to be delivered by the Company;

(g) a copy of its Organizational Documents and any other formation documents of the Company and any of its Subsidiaries, certified by the Company’s Secretary as true and correct and complete as of the Closing Date, to be delivered by the Company;

(h) a certificate, duly executed by the manager, managing partner, officer or person holding similar title of each Selling Member that is an entity, confirming that each of the representations and warranties set forth in Article IV is accurate in all respects as of the Closing Date as if made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), to be delivered by the Company;

(i) a certificate duly executed by the chief executive officer of the Company certifying that each of the representations and warranties set forth in Article III is accurate in all respects as of the Closing Date as if made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), to be delivered by the Company;

(j) opinions of legal counsel of the Company, in the form attached hereto as Exhibit C to be delivered by the Company; and

(k) a secretary's certificate for the Company, in form acceptable to the Buyer's counsel, signed by the secretary of the Company, to be delivered by the Company.

SECTION 2.05.    Deliveries by the Buyer at Closing.  At Closing, the Buyer shall deliver, or cause to be delivered:

(a) to the Selling Members:

(i) the Closing Consideration minus the applicable Tax Withholding;

(ii) a copy of the Escrow Agreement duly executed by the Buyer and the Escrow Agent thereunder; and

(iii) a duly executed secretary’s certificate of the Buyer.

(b) to the Selling Members' Representative the Selling Members Acquisition Expenses.

(c) to the Selling Members’ Representative, the Company or RAS Israel, as applicable, the Change of Control Payments set forth in the column entitled “Net Consideration” on Schedule C.2, minus the COC Payments Escrow Portion and the applicable Tax Withholding.

(d) the Escrow Amount to the escrow agent in accordance with the Escrow Agreement.

SECTION 2.06.     The Buyer's Conditions to Closing. The Buyer’s obligation to consummate the Transaction pursuant to the terms of this Agreement is subject to the fulfillment, prior to or at the Closing, of each of the following conditions (any or all of which may be waived by the Buyer):

(a) Accuracy of Representations.  The representations and warranties made by the Selling Members and the representations and warranties made by Company in this Agreement were true and correct when made in all respects and shall be true and correct in all respects at the Closing Date (except for representations and warranties that speak as of a particular date, which shall be accurate as of such date).

(b) Performance of Covenants.  The Selling Members and the Company shall have performed and complied with all obligations and covenants required by this Agreement to be performed or complied with by them prior to or at the Closing.

(c) Deliveries. The Buyer shall have received the deliverables set forth in Section 2.04;

(d) Consents. The Company shall have received all consents, approvals or waivers of, or notices to, a Governmental Entity or any other third party with respect to the transactions contemplated by this Agreement and the Indemnification Agreement, as set forth in Section 2.06(d) of the Company Disclosure Schedules.

(e) Corporate Proceedings. All corporate and other proceedings in connection with the approval and fulfillment of this Agreement (and any of its ancillary documents, schedules or exhibits), including all transactions contemplated at the Closing and all documents incident thereto, have been obtained.

(f) No Restraints.  No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the transactions contemplated by this Agreement shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the transactions contemplated by this Agreement that makes consummation of the transactions contemplated by this Agreement illegal.

(g) No Legal Proceedings. No Person shall have commenced any Legal Proceeding challenging or seeking to prohibit or limit the exercise by the Buyer of any right pertaining to its ownership of the Sold Units or any other membership interests of the Company.

(h) CFIUS.  The period of time for any applicable review process by the Committee on Foreign Investment in the United States ("CFIUS") shall have expired with CFIUS (i) not taking or having taken and withdrawn any recommendation to the President of the United States to block or prevent the consummation of the Transaction; and (ii) not proposing or imposing any restrictions or conditions on the Transaction;

(i) FCC.  The affirmative consent to the Transaction of the U.S. Federal Communications Commission pursuant to its rules and the Communications Act of 1934, as amended (the “FCC Consent”) has been obtained;

(j) RAS Inc. SPA Closing.  The RAS Inc. SPA shall close concurrently with the Closing hereunder.

(k) Intellectual Property and Marketing Agreement. The closing contemplated under the Intellectual Property and Marketing Agreement by and between RaySat Inc., RaySat Bulgaria EOOD, the Company and certain other affiliated parties, in a form reasonably acceptable to the Buyer, shall have occurred.

(l) Agreements and Documents.  The Buyer shall have received the following agreements and documents, each of which shall be in full force and effect:

(i) a fully executed Indemnification Agreement substantially in the form attached hereto as Exhibit D;

(ii) a fully executed Escrow Agreement, substantially in the form attached hereto as Exhibit E;

(iii) fully executed consulting/employment agreements with each of David Gross and Ilan Kaplan in forms to be agreed on by the Parties;

(iv) a fully executed non-solicitation agreement by and between the Company and each of the Key Employees and the non-employee director of the Company in the form of an employment or other agreement to be agreed by the Parties;

(v) a duly executed letter from OPCO addressed to the Company and the Buyer, in a form acceptable to the Buyer, pursuant to which OPCO acknowledges and agrees that the undertaking by the Selling  Members and the RAS Inc. Principals to pay, following the Closing, the full amount to OPCO agreed between the Company and OPCO prior to the Closing, constitutes a full and final settlement between OPCO, the Company, the Selling Members and the RAS Inc. Principals with respect to, and full satisfaction of, the OPCO Fee and OPCO shall have no further claims or causes of action against the Company, any of its Subsidiaries or any Member or the Buyer in connection with any fees to be paid to OPCO or otherwise for any transactions regarding the Company and/or the Buyer;

(vi) a duly executed letter from the Selling Members and the RAS Inc. Principals addressed to OPCO and the Company, in a form acceptable to the Buyer, pursuant to which the Selling Members and the RAS Inc. Principals (A) acknowledge, undertake  and agree to pay to OPCO, following the Closing, such amount as will be agreed between OPCO and the Selling Members and the RAS Inc. Principals prior to the Closing, which amount shall be specified in such letter, and (B) acknowledge and agree that the Selling Members and the RAS Inc. Principals are solely responsible for such payment, without right to indemnity, reimbursement or contribution; and

(vii) a certificate, executed by the Company, certifying that the conditions to be satisfied by the Company set forth in this Section 2.06 have been duly satisfied and that the Company has complied with all covenants of the Company set forth in Section 6.01.

SECTION 2.07.    Selling Members' Conditions to Closing. The Selling Members’ obligations to consummate the Transaction pursuant to the terms of this Agreement at the Closing are subject to the fulfillment, prior to or at the Closing, of each of the following conditions (any or all of which may be waived by the Selling Members Representative):

(a) Accuracy of Representations.  The representations and warranties of the Buyer were true and correct when made in all material respects and shall be true and correct in all respects at the Closing Date as if made on the Closing Date;

(b) Performance of Covenants. The Buyer shall have performed and complied with all obligations and covenants required by this Agreement to be performed or complied with by the Buyer prior to or at the Closing;

(c) No Restraints.  No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the transactions contemplated by this Agreement shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the transactions contemplated by this Agreement that makes consummation of the transactions contemplated by this Agreement illegal.

(d) Agreements and Documents. The Buyer shall have executed and delivered to the Selling Members (i) this Agreement (ii) the Indemnification Agreement, and (iii) the Escrow Agreement.

SECTION 2.08  Unit Rights and Company Equity Appreciation Rights. At the Closing, each Unit Right and Company Equity Appreciation Right that is (i) vested or (ii) unvested immediately prior to the Closing will be cancelled and extinguished and be converted into the right to receive from the Buyer, as part of the Change in Control Payments, upon delivery by the holder of such Unit Right or Company Equity Appreciation Right to the Buyer of a cancellation and general release agreement, for each Company Unit Right or Company Equity Appreciation Right issuable upon exercise of such vested Unit Right or Company Equity Appreciation Right as of immediately prior to the Closing, an amount equal to the amount set forth opposite such holder's name on Schedule B.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Buyer as follows, subject to the disclosures set forth in the Company Disclosure Schedules, which schedules are hereby incorporated by reference herein:

SECTION 3.01.  The Units.  (a) The authorized units of membership interests in the Company consist of 28,000,000 units, of which 20,000,000 units are issued and outstanding (the “Units”) as of the date hereof, and 8,000,000 Units are reserved as of the date hereof for issuance upon conversion and/or exercise of all options, warrants, convertible securities, exchangeable securities, subscription rights, conversion rights, exchange rights, or other rights to acquire, purchase or otherwise receive any such Units or interests, including but not limited to the Convertible Notes (“Unit Rights”), and all of such Units and Unit Rights constitute all of the issued and outstanding and/or reserved equity or voting interests in the Company.  All of the Units have been duly authorized and validly issued, are fully paid, non-assessable and Free and Clear, were not issued in violation of the terms of any agreement binding upon the Company and were issued in compliance with the Organizational Documents and all applicable federal and state securities laws, rules and regulations.  As of the date of this Agreement, except as set forth in the Organizational Documents, none of the Units are subject to vesting or forfeiture conditions or a right of repurchase by the Company.  No Units are held by the Company or any of its Subsidiaries.  There are no accrued but unpaid dividends in respect of the Units.

(i) The Company Unit Rights Holders List and the Company Equity Appreciation Rights List attached as Section 3.01(a) of the Company Disclosure Schedule accurately reflects the number of Unit Rights and Company Equity Appreciation Rights held by each holder of Unit Rights Company Equity Appreciation Rights as of the date hereof.  All outstanding Unit Rights and Company Equity Appreciation Rights were issued pursuant to and in compliance with a valid exemption from registration under the Securities Act, and have been issued in compliance with applicable state securities Laws, as well as all applicable Israeli securities Laws.

(ii) The Sold Units together with the RAS Units held by RAS Inc constitute 100% of the total number of issued and outstanding Units, on a fully-diluted, as converted basis, and any and all outstanding Unit Rights shall be converted and/or exercised and/or expired prior to or at the Closing.

(b) Except as set forth in Section 3.01(a) of the Company Disclosure Schedules, no Units, or other equity or voting interests in the Company, or options, warrants, convertible securities, exchangeable securities, subscription rights, conversion rights, exchange rights, or other rights to acquire, purchase or otherwise receive any such Units or interests have been issued, are reserved for issuance or are outstanding.  Except as set forth in Section 3.01(b) of the Company Disclosure Schedules, there are no outstanding Unit appreciation rights or other rights issued by the Company that are linked in any way to the value of the Company or any of its Subsidiaries or any part thereof and any such rights shall be fully exercised prior to or at the Closing.

(c) Except as set forth in Section 3.01(c) of the Company Disclosure Schedules, there are no securities, options, warrants, calls, rights or Contracts of any kind to which the Company is a party, or by which the Company or any of its properties or assets is bound, obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional units or other equity or voting interests in, or securities convertible into, or exchangeable or exercisable for, units of or other equity or voting interests in, the Company or obligating the Company to issue, grant, extend or enter into any such security, option, warrant, call, right or Contract and any such securities, options, warrants, calls, rights or Contracts shall be exercised or terminated as of the Closing.  There are no outstanding contractual or other obligations of the Company to (A) repurchase, redeem or otherwise acquire any units of the Company or (B) vote or dispose of any units of the Company.  The Company is not a party to any voting agreement with respect to any units or other equity or voting interests in the Company. Other than the Organizational Documents, there are no irrevocable proxies and no voting agreements to which the Company is a party or, to the Company’s Knowledge, with any other person, with respect to any Units, Unit Rights or other equity or voting interests in the Company.

SECTION 3.02.  Due Authorization.  (a) The Company (i) is a limited liability company, which is duly organized, validly existing and in good standing under the Laws of Delaware, and (ii) has all requisite limited liability company power and authority to enable it to use its name and to own, lease or otherwise hold and operate its properties or assets and to carry on its business as presently conducted and as currently proposed to be conducted.  The Company is qualified to transact business and is in good standing in the Commonwealth of Virginia.  Raysat Antenna Systems Israel Ltd. ("RAS Israel"), the Company's wholly-owned Subsidiary, is duly organized, validly existing and in good standing under the Laws of Israel. Neither the nature, nor the location, of the business or assets of the Company or any of its Subsidiaries, require any of the aforesaid to be qualified or licensed to do business in any jurisdiction other than Delaware,  and Virginia with respect to the Company, and Israel with respect to the RAS Israel. The Company has delivered or made available to the Buyer complete and correct copies of its Organizational Documents as well as the Certificate and Articles of Association of the Subsidiary in effect on the date of this Agreement.  The Company has delivered or made available to the Buyer complete and correct copies of the minutes of all meetings of the Members, all meetings of the Board of Directors of the Company and all meetings of each committee of the Board of Directors of the Company and of the Subsidiary, if any.

(b) Except for RAS Israel, the Company does not own, directly or indirectly, any shares or other equity or voting interests in any corporation, partnership, joint venture, association or other entity.  No shares, units, or other equity or voting interests in any Subsidiary of the Company, or options, warrants, convertible securities, exchangeable securities, subscription rights, conversion rights, exchange rights, or other rights to acquire, purchase or otherwise receive any such shares, units or interests, have been issued, are reserved for issuance, or are outstanding.  There are no outstanding share or unit appreciation rights or other rights issued by any Subsidiary of the Company that are linked in any way to the value of the Company or any of its Subsidiaries or any part thereof.  There are no securities, options, warrants, calls, rights  or contracts of any kind to which a Subsidiary of the Company is a party, or by which a Subsidiary of the Company or any of its properties or assets is bound, obligating such Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional units or other equity or voting interests in, or securities convertible into, or exchangeable or exercisable for, units of or other equity or voting interests in, such Subsidiary or obligating such Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right or contract.  There are no outstanding contractual or other obligations to vote or dispose of any units of any Subsidiary of the Company.  No Subsidiary of the Company is a party to any voting agreement with respect to any units or other equity or voting interests in any Subsidiary of the Company. There are no irrevocable proxies and no voting agreements with respect to any units or other equity or voting interests in any Subsidiary of the Company.

(c) The Company has the requisite limited liability company power and authority to execute and deliver this Agreement and the Indemnification Agreement, to consummate the transactions contemplated hereby and to comply with the provisions of this Agreement.  The execution, delivery and performance of this Agreement and the Indemnification Agreement, by the Company, the consummation by the Company of the transactions contemplated hereby and thereby and the compliance by the Company with the provisions of this Agreement and the Indemnification Agreement have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the Indemnification Agreement or to consummate the transactions contemplated hereby and thereby.  This Agreement and the Indemnification Agreement have been duly executed and delivered by the Company and constitute a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or other similar Laws now or hereafter in effect relating to creditor’s rights generally, and general equitable principles (regardless of whether enforcement is considered in equity or at law).  Except at set forth on Section 3.02(c)of the Company Disclosure Schedules, the execution and delivery of this Agreement and the Indemnification Agreement, the consummation of the transactions contemplated hereby and thereby and the compliance by the Company Through the Closing (as defined below), with the provisions of this Agreement and the Indemnification Agreement do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancelation or acceleration of any obligation or to a loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or assets of the Company or any of its Subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under (individually and collectively, a “Conflict”), any provision of (i) the Certificate of Formation, (ii) the Operating Agreement, or (iii) any loan or credit agreement, bond, debenture, note, mortgage, indenture, guarantee, lease, material purchase order or other material contract, commitment, agreement, instrument, arrangement, understanding, obligation, undertaking, permit, concession, franchise or license, whether oral or written (each, including all amendments thereto, a “Contract”), to which the Company or any of its Subsidiaries is a party or any of the Company's or any of its Subsidiaries’ properties or assets is subject or (iv) subject to the governmental filings, approvals and other matters referred to in Section 3.02(d), any applicable Law or judgment, order, writ, injunction, legally binding agreement with a Governmental Entity, stipulation or decree (each, an “Order”), in each case applicable to the Company or any of its Subsidiaries or any of the Company's or any of its Subsidiaries’ properties or assets, other than, in the case of clauses (iii) and (iv), any Conflicts that individually or in the aggregate has not had and could not reasonably be expected to (A) have a Material Adverse Effect, (B) impair the ability of the Company to perform its obligations under this Agreement and the Indemnification Agreement or (C) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement and the Indemnification Agreement.  “Through the Closing” as used in this Agreement in connection with determining the time at which compliance with the provisions of this Agreement or, as the context requires, the absence of a Conflict, means prior to and at the Closing, provided that it also means after the Closing solely to the extent that noncompliance or such Conflict, as the case may be (i) occurs by virtue of any act or omission of the Company or its Subsidiary prior to Closing or (ii) caused by or result from any breach of representations or warranties of the Company set forth in this Agreement.

(d) Except as set forth on Section 3.02(d) of the Company Disclosure Schedules, no consent, approval, Order or authorization of, or registration, declaration or filing with, any United States federal, state or local, domestic or Israeli, government or any court, administrative agency or commission or other governmental or authority or agency, domestic or foreign (a “Governmental Entity”), is required by or with respect to the Company in connection with the execution and delivery of this Agreement and the Indemnification Agreement, the consummation of the transactions contemplated hereby or thereby or the compliance, Through the Closing, with the provisions of this Agreement and the Indemnification Agreement.

(e) Other than the Company's right of first refusal and the rights granted to members in the Operating Agreement or as set forth on Section 3.02(e)of the Company Disclosure Schedules, no other rights of first refusal, rights of first offer, co-sale rights, drag along rights or other similar rights (i) of the Company in an instrument to which the Company or a Subsidiary is a party or (ii) to the Knowledge of the Company, the Members or any other Person, are triggered by the execution of this Agreement and the Indemnification Agreement or the consummation of the transaction contemplated hereby and thereby.

(f) The Company has delivered to the Buyer complete and correct copies of any filing made by the Company with any Governmental Entity in connection with this Agreement and the Indemnification Agreement or the transactions contemplated hereby or thereby.  Upon the consummation of the transactions contemplated by this Agreement (including the payment required under Section 2.02 of this Agreement), neither the Buyer nor the Company, nor any of the Company’s Subsidiaries, will have any obligation to make any payment whatsoever to any Person with respect to the ownership of any units, options, warrants or other rights to acquire, purchase or otherwise receive any interests in the Company.

SECTION 3.03.  Financial Statements. Section 3.03 of the Company Disclosure Schedules sets forth (a) the audited consolidated financial statements of the Company as of December 31, 2008 (the “2008 Financial Statements”), and the unaudited consolidated financial statements of the Company as of December 31,2009 (the “2009 Financial Statements”), including the related consolidated balance sheets,  statements of changes in unitsholders’ equity (deficiency) and consolidated statements of cash flows of the Company for the fiscal years ended December 31, 2008 and 2009 and the notes related to the 2008 Financial Statements (collectively, the “Financial Statements”) .  The Financial Statements (i) were derived from and have been prepared in accordance with the underlying books and records of the Company, (ii) have been prepared in accordance with the GAAP, throughout the periods covered thereby (except that the Unaudited Interim Financial Statements (A) may not contain all footnotes required by GAAP and (B) are subject to year-end adjustments consistent with past practice and consistent in character and amount with the year-end adjustments made to the  Financial Statements), and (iii) fairly and accurately present the assets, liabilities (including all reserves) and financial position of the Company as of the dates thereof and the results of operations, changes in unitholders’ equity (deficiency) and changes in cash flows of the Company for the periods then ended.  There were no material changes in the method of application of the Company’s accounting policies or changes in the method of applying the Company’s use of estimates in the preparation of the Unaudited Interim Financial Statements as compared with the  Financial Statements.

(b)  Section 3.03(b) of the Company Disclosure Schedules sets forth the unaudited consolidated balance sheet of the Company as of the Business Day immediately preceding the Closing Date (the “Closing Balance Sheet”).  The Closing Balance Sheet (i) was derived from and is in accordance with the books and records of the Company, (ii) was prepared in accordance with GAAP (except that the Closing Balance Sheet may not contain all footnotes required by GAAP) and on a basis consistent with, and with no changes in the method of application of the Company’s accounting policies, no changes in the method of applying the Company’s use of estimates as compared with, and no changes regarding the recognition, classification or allocation of any deferred revenues or other line items as compared with, the  Financial Statements, provided that an increase in deferred revenues or in the value of the warrant or the stock option expense as compared with the Financial Statements will not give rise to a claim by the Buyer under the Indemnification Agreement and (iii) fairly and accurately presents in all material respects the assets, liabilities (including all reserves) and financial position of the Company as of the date thereof; provided, however, no liabilities are added or reflected for the period prior to December 31, 2009.

SECTION 3.04.  Undisclosed Liabilities.  Except as set forth in the Financial Statements or Section 3.04 of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries has liabilities or obligations of any nature, either accrued, contingent, unasserted or otherwise (whether or not required to be reflected on a balance sheet in accordance with GAAP), and whether due or to become due.

SECTION 3.05.  Absence of Certain Changes or Events.  (a) Except as set forth in Section 3.05 of the Company Disclosure Schedules (i) since December 31, 2009, the Company and its Subsidiaries have conducted their business only in the ordinary course, there has not been any Material Adverse Effect, and there has not been any material loan or any mortgage, pledge, transfer of a security interest in, or lien, created by the Company or the Subsidiaries, with respect to any of its material properties or assets, except liens for taxes not yet due or payable, and (ii) since December 31, 2008 there has not been any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, units or property) in respect of, any of the Company’s units or any repurchase, redemption or other acquisition by the Company of any of the Company’s units or any other securities of the Company or any options, warrants, calls or rights to acquire any such units or other securities, (iii) any split, combination or reclassification of any of the Company’s units or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for units or other securities of the Company, (iv) (A) (1) any grant by the Company or any of its Subsidiaries of any loan or increase in compensation, perquisites or benefits or any bonus or award opportunity or (2) any payment by the Company or any of its Subsidiaries of any bonus or award to any current or former director, officer, employee, contractor or consultant of the Company or any of its Subsidiaries (each, a “Participant”), (B) any grant by the Company or any of its Subsidiaries to any Participant of any increase in severance, change of control, retention, termination or similar compensation or benefits, (C) any entry by the Company or any of its Subsidiaries into any amendment of or modification to or agreement to amend or modify (or announcement of an intention to amend or modify) or any termination of (1) any employment, deferred compensation, severance, change of control, termination, employee benefit, loan, indemnification, retention, unit repurchase, option, restricted units, unit appreciation right, performance unit, units-based award, consulting or similar Contract between the Company or any of its Subsidiaries, on the one hand, and any Participant, on the other hand, (2) any Contract between the Company or any of its Subsidiaries, on the one hand, and any Participant, on the other hand, the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving the Company of the nature contemplated by this Agreement or (3) any trust or insurance Contract or other agreement to fund or otherwise secure payment of any compensation or benefit to be provided to any Participant (all such Contracts under this clause (C), collectively, “Benefit Agreements”), (D) any payment to any Participant of any compensation or benefit not provided for under any Benefit Plan or Benefit Agreement, other than the payment of normal cash compensation in the ordinary course of business consistent with past practice, (E)  any action to accelerate, or which could reasonably be expected to result in the acceleration of, the timing of vesting or payment of any rights, compensation, benefits or funding obligations, or the making of any material determinations, under any collective bargaining agreement, Benefit Plan, Benefit Agreement or otherwise (including in connection with this Agreement and the transactions contemplated hereby), (G)  any other grant by the Company of any awards or rights under any Benefit Plan or Benefit Agreement (including the grant of options, unit appreciation rights, performance units, restricted units or other unit-based awards, or the removal of existing restrictions in any Contract, Benefit Plan or Benefit Agreement or awards made thereunder), (v) any damage, destruction or loss, whether or not covered by insurance, that individually or in the aggregate has had or could reasonably be expected to have a Material Adverse Effect, (vi) any change in financial or tax accounting methods, principles or practices by the Company or any of its Subsidiaries, except insofar as may have been required by a change in GAAP or applicable Law, (vii) any material tax election or change in material tax election or any settlement or compromise of any income tax liability, (viii) any revaluation by the Company or any of its Subsidiaries of any of its assets or (ix) any licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property or rights thereto, other than Office Software licenses entered into in the ordinary course of business of the Company.

(b) Since December 31, 2008, the Company and each of its Subsidiaries has continued all pricing, sales, receivables, payables or inventory production practices in accordance with GAAP and in the ordinary course of business and has not engaged in (i) any trade loading practices or any other promotional sales or discount activity with any customers or distributors with the effect of accelerating to pre-Closing periods sales to the trade or otherwise that would otherwise be expected (based on past practice) to occur in post-Closing periods, (ii) any practice which would have the effect of accelerating to pre-Closing periods collections of receivables that would otherwise be expected (based on past practice) to be made in post-Closing periods, (iii) any practice which would have the effect of postponing to post-Closing periods payments by the Company or any of its Subsidiaries that would otherwise be expected (based on past practice) to be made in pre-Closing periods or (iv) any other promotional sales, discount activity, deferred revenue activity or inventory overstocking or understocking, in each case in this clause (iv) in a manner outside the ordinary course of business or inconsistent with past practice or contrary to generally accepted industry practices.

SECTION 3.06.  Litigation.  There is no suit, claim, action, arbitration, investigation or proceeding (“Litigation”) pending or, to the Knowledge of the Company, threatened by or against the Company or any of its Subsidiaries, nor is there any Order of any Governmental Entity or arbitrator outstanding against, or, to the Knowledge of the Company, investigation by any Governmental Entity involving, the Company or any of its Subsidiaries.  Neither the Company nor any of its Subsidiaries has commenced any Litigation since its date of incorporation or formation.  Section 3.06 of the Company Disclosure Schedules sets forth a complete list of pending Litigation for which legal process has been served upon the Company or any of its Subsidiaries.

SECTION 3.07.  Contracts.  (a) Section 3.07(a) of the Company Disclosure Schedules sets forth (with specific reference to the subsection of this Section 3.07(a) to which it relates) each of the following Contracts to which the Company or any of its Subsidiaries is a party or bound or to which any of the Company's or any of its Subsidiaries' properties or assets are subject, and for which the Company or any of its Subsidiaries, on the one hand, or the other party to such Contract, on the other hand, has current or future rights or obligations (the “Section 3.07(a) Contracts”):

(i) each Contract made outside the ordinary course of business of the Company;

(ii) each employment Contract, each advisory Contract and each consulting Contract to which the Company or any of its Subsidiaries is a party;

(iii) (A) each employee collective bargaining agreement or other Contract with any labor union or similar organization, (B) each plan, program or Contract that provides for the payment of bonus, severance, change of control, retention, termination or similar types of compensation or benefits related to a corporate transaction involving the Company or upon the termination or resignation of any Participant and (C) each plan, program or Contract that provides for medical, life insurance or similar benefits for Participants upon their retirement from, or termination of employment with or services for, the Company or any of its Subsidiaries;

(iv) each Contract pursuant to which the Company or any of its Subsidiaries has agreed not to compete with any Person or not to engage in any activity or business, or pursuant to which any material benefit is required to be given or lost as a result of so competing or engaging;

(v) each Contract (including consulting and services agreements) which provides for “exclusivity” or any similar requirement in favor of any Person other than the Company or any of its Subsidiaries, or under which the Company or any of its Subsidiaries is restricted in any respect in the distribution, licensing, marketing, purchasing, development or manufacturing of its products or services in any jurisdiction;

(vi) each Contract with (A) the Selling Members or any of their Affiliates, (B) any other Affiliate of the Company or (C) any Participant or any current or former director, officer or employee, contractor or consultant of any Affiliate of the Company (other than employment Contracts referred to in clause (ii) above, Benefit Plans and Benefit Agreements);

(vii) each license granted by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries has agreed to refrain from granting license rights to any other Person;

(viii) each Contract for borrowed money under which the Company or any of its Subsidiaries has incurred any Indebtedness that is currently owing or given any Guarantee with respect to any Contract for borrowed money under which a third party has incurred Indebtedness that is currently owing, or any Contract pursuant to which any Person has provided a commitment to make a loan or advance to the Company or any of its Subsidiaries;

(ix) each Contract under which the Company or any of its Subsidiaries has agreed to indemnify any Person;

(x) each Contract creating or granting a Lien (including Liens upon properties acquired under conditional sales, capital leases or other title retention or security devices);

(xi) each Contract that requires consent, approval or waiver of, or notice to, a Governmental Entity or other third party in the event of or with respect to the transactions contemplated by this Agreement or the Indemnification Agreement , including in order to avoid termination of or loss of a benefit under any such Contract;

(xii) each Contract providing for future performance (other than standard prepaid maintenance) by the Company or any of its Subsidiaries in consideration of amounts in excess of $25,000 previously paid to the Company or any of its Subsidiaries, or which has resulted in or will result in deferred revenue under GAAP in excess of $25,000;

(xiii) each Contract providing for future performance by the Company or any of its Subsidiaries other than in the ordinary course of business of the Company;

(xiv) each material Contract between the Company or any of its Subsidiaries, on the one hand, and a Customer or Business Partner, on the other hand;

(xv) each material Contract containing any provisions (A) dealing with a "change of control" or similar event with respect to the Company or any of its Subsidiaries, (B) prohibiting or imposing any restrictions on the assignment of such Contract or any portion thereof by the Company to any other Person, (C) having the effect of providing that the consummation of any of the transactions contemplated by this Agreement, the Indemnification Agreement and the Escrow Agreement or compliance by the Company with the provisions of this Agreement and the Indemnification Agreement or the execution, delivery or effectiveness of this Agreement and the Indemnification Agreement will conflict with, result in a violation or breach of, or constitute a default under (with or without notice or lapse of time, or both), such Contract or give rise under such Contract to any right of, or result in, a termination, right of first refusal, amendment, revocation, cancelation or acceleration, or loss of a benefit, or the creation of any Lien in or upon any of the properties or assets of the Company or any of its Subsidiaries or the Buyer and any of its Subsidiaries, or to any increased, guaranteed, accelerated or additional rights or entitlements of any Person, or (D) having the effect of providing that the consummation of any of the transactions contemplated by this Agreement or the Indemnification Agreement will require that a third party be provided with access to source code or that any source code be released from escrow and provided to any third party.  “Material” for purposes hereof shall mean any contract providing for future payment by or to the Company or any of its Subsidiaries of more than $50,000 or performance more than twelve months from the date hereof;

(xvi) each Contract providing for payments of royalties, franchise fees, commissions, other license fees or other transactional fees to third parties;

(xvii) each Contract granting a third party any license or right to Intellectual Property;

(xviii) each Contract providing for any license or franchise granted by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries has agreed to provide any third party with access to source code or to provide for source code to be put in escrow or to refrain from granting license or franchise rights to any other Person;

(xix) each Contract pursuant to which the Company or any of its Subsidiaries has been granted any license to Intellectual Property;

(xx) each Contract granting the other party to such Contract or a third party “most favored nation” or similar status;

(xxi) each Contract that expressly guarantees or expressly warrants that any of the products or services of the Company or any of its Subsidiaries is fit for any particular purpose or that expressly guarantees a result or expressly commits to performance levels; each Contract containing any “non-solicitation” provision with respect to employees or customers of a third party that restricts the Company or any of its Subsidiaries in any material respect;

(xxii) each Contract providing for monetary liquidated damages;

(xxiii) each Contract entered into by the Company or any of its Subsidiaries since its incorporation or formation in connection with the settlement or other resolution of any Litigation;

(xxiv) each Contract that requires future payment by or to the Company or any of its Subsidiaries of more than $100,000 entered into between the Company or any of its Subsidiaries, on one hand, and (A) any customer of the Company or any of its Subsidiaries (the “Customers”), (B) any vendor or supplier of the Company or any of its Subsidiaries (the “Vendors”) or (C) any business partner of the Company or any of its Subsidiaries (the “Business Partners”), on the other hand;

(xxv) each Contract providing confidential treatment by the Company or any of its Subsidiaries of third-party information which contains restrictions on the Company’s, any of its Subsidiaries', or any Participant’s, use of such third-party information;

(xxvi) each Contract with a Customer or Business Partner not containing a waiver of incidental, consequential, punitive, indirect and special damages in favor of the Company or any of its Subsidiaries (and, in each case, its assignees) in all circumstances;

(xxvii) each Contract with any independent contractor of the Company or any of its Subsidiaries;

(xxviii) each Contract which has future sums due from, or provides for future performance by, any party thereto and is not terminable by the Company without cost or penalty upon notice of less than thirty days other than any such Contract entailing reasonably expected future amounts less than $100,000 in the aggregate; and

(xxix) each Contract which materially affects the business of the Company.

Each Section 3.07(a) Contract is in full force and effect and is a valid and binding agreement of the Company or a Subsidiary thereof and, to the Knowledge of the Company, of each other party thereto, enforceable against the Company or the applicable Subsidiary thereof and, to the Knowledge of the Company, against the other party or parties thereto, in each case, in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or other similar Laws now or hereafter in effect relating to creditor’s rights generally, and general equitable principles (regardless of whether enforcement is considered in equity or at law).  The Company and each Subsidiary thereof have performed or are performing all material obligations required to be performed by them under each Section 3.07(a) Contract and are not (with or without notice or lapse of time or both) in material default or material breach thereunder, and, to the Knowledge of the Company, no other party to any of the Section 3.07(a) Contracts is (with or without notice or lapse of time, or both) in material default or material breach thereunder.  To the Knowledge of the Company, there are no circumstances that are reasonably likely to occur that could reasonably be expected to adversely affect its or any of its Subsidiaries' ability to perform its obligations under any Section 3.07(a) Contract.

(b) The Company has delivered or made available to the Buyer complete and correct copies of all Section 3.07(a) Contracts at least 5 Business Days prior to the execution of this Agreement, and no Section 3.07(a) Contract has been modified, rescinded or terminated since such delivery or availability.  The Company has disclosed to the Buyer the substantial terms and status of all current negotiations in respect of any proposed material Contracts with any Customer, Vendor or Business Partner.  Since December 31, 2009, none of the Customers, Vendors or Business Partners has terminated or failed to renew, or requested in writing or, to the Knowledge of the Company, orally, any material and adverse amendment to any Section 3.07(a) Contract or any of its existing relationships with the Company or any of its Subsidiaries.

(c) Each Contract between the Company or a Subsidiary thereof, on the one hand, and any Affiliate of the Company, on the other hand, was entered into in the ordinary course of business of the Company or the Subsidiary and is on an arm’s-length basis.

(d) Each Contract providing for payments of or rights to receive (i) a percentage of revenue or fees from the sale or license of the products or services of the Company or any of its Subsidiaries (other than Contracts with Participants, distributors or resellers otherwise disclosed in the Company Disclosure Schedules) or (ii) any form of equity or option or warrant from the sale or license of the products or services of the Company or any of its Subsidiaries, that existed between the Company, on the one hand, and any Person who is not an employee of the Company, on the other hand, has been terminated and any liability for such termination has been set forth on the Closing Balance Sheet.

SECTION 3.08.  Compliance with Laws; FCC.  (a) The Company, its Subsidiaries and their respective properties, assets, businesses and operations have been and are being operated and have been and are in compliance in all material respects with all Laws and Orders applicable to their properties, assets, businesses or operations. Neither the Company nor any of its Subsidiaries has received a written or, to the Knowledge of the Company, oral notice or other communication alleging a possible violation of any Law or Order applicable to its properties, assets, businesses or operations and, to the Knowledge of the Company, no such notice, communication or allegation has been threatened.  The Company and each of its Subsidiaries have in effect all  governmental consents, approvals, Orders, authorizations, certificates, filings, notices, permits, concessions, franchises, licenses and rights (including, without limitation, as required under any applicable U.S. export control regulations and with respect to sales and marketing in China) (collectively “Permits”) necessary for the Company and any of its  Subsidiaries to own, lease or operate its properties and assets and to carry on their respective businesses as presently conducted, and there has occurred no material violation of, or default (with or without notice or lapse of time, or both) under, any such Permit.  Subject to the governmental filings, approvals and other matters referred to in Section 3.02(d), there is no event which, to the Knowledge of the Company, could reasonably be expected to result in the revocation, cancelation, non-renewal or adverse modification of any such Permit and the Transaction, in and of itself, and the other transactions contemplated by this Agreement and the Indemnification Agreement will not cause the revocation, cancelation, non-renewal or adverse modification of any such Permit.  Subject to the governmental filings, approvals and other matters referred to in Section 3.02(d), to the Knowledge of the Company, there are no past or present events, conditions, circumstances, activities, practices, incidents, actions or plans that could reasonably be expected to (i) interfere with or prevent compliance or continued compliance by the Company or any of its Subsidiaries with any import/export Laws governing the Company’s or any of its Subsidiaries' operations as presently conducted or with any Law, Order, notice or demand letter issued, entered, promulgated or approved thereunder, (ii) give rise to any liability of the Company or any of its Subsidiaries under any import/export Law governing the Company’s or any of its Subsidiaries' past operations or its operations as presently conducted and as currently proposed to be conducted or (iii) otherwise form a valid basis of any Litigation based on or related to import or export of goods or services (including any basis relating to the encryption of the Company’s or any of its Subsidiaries' products).  Neither the Company nor RAS Israel has received from any agency of the United States Government any information classified under Executive Order 12958, as amended, under any contract between the Company or RAS Israel and any agency of the United States Government that is currently in effect or was in effect within the past five years.

(b) The FCC licenses identified in Section 3.08(b) of the Company Disclosure Schedules (the “FCC Licenses”) are currently in full force and effect.  The FCC Licenses are not subject to any conditions other than conditions that appear on the face of such FCC License or that are set forth in the Communications Laws that are applicable to licenses of such type.  To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) is reasonably likely to result in the revocation or termination of any FCC License or the imposition of any material restriction on the operations authorized by any FCC License, except for proceedings of a legislative or rulemaking nature.

SECTION 3.09.  Absence of Changes in Benefit Plans; Employment Agreements.  (a) Except as set forth in Section 3.09 of the Company Disclosure Schedules, since December 31, 2009, neither the Company nor any Subsidiary thereof has terminated, established, adopted, amended, modified or agreed to terminate, establish, adopt, amend or modify (or announced an intention to terminate, establish, adopt, amend or modify) any collective bargaining agreement or any employment, bonus, pension, profit-sharing, deferred compensation, incentive compensation, equity compensation, units (or shares) ownership, units (or shares) appreciation, restricted units (or shares), option, phantom share, performance, retirement, thrift, savings, share capital bonus, cafeteria, paid time off, perquisite, fringe benefit, vacation, unemployment insurance, severance, change of control, termination, retention, disability, death benefit, hospitalization, medical or other welfare benefit or other compensation or employee benefit plan, program, policy, arrangement or understanding, whether oral or written, formal or informal, funded or unfunded (whether or not legally binding), sponsored, maintained, contributed to, or required to be sponsored, maintained or contributed to by the Company, any Subsidiary thereof or any other Person or entity that, together with the Company or any Subsidiary thereof, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or any comparable foreign law (each, a “Commonly Controlled Entity”), in each case providing benefits to any Participant and whether or not legally binding (all such plans, programs, policies, arrangements and understandings, and any such plans, programs, policies, arrangements and understandings that are entered into after the date of this Agreement, collectively, “Benefit Plans”), or has made any change in any actuarial or other assumption used to calculate funding obligations with respect to any Benefit Plan that is a Pension Plan, or any change in the manner in which contributions to any such Pension Plan are made or the basis on which such contributions are determined.

(b) To the Best Knowledge of the Company, no Participant is a party to or bound by any Contract, is subject to any Order or is a party to any Litigation, in each case, that may interfere with the use of such Participant’s best efforts to promote the interests of the Company or any of its Subsidiaries, conflict with the operations or business of the Company or any of its Subsidiaries (as presently conducted or the transactions contemplated by this Agreement and the Indemnification Agreement or could reasonably be expected to adversely affect the Company or any of its Subsidiaries.  No activity of any Participant as or while a Participant has caused, nor has any relationship between any Participant and the Company or any of its Subsidiaries caused, a violation of any employment Contract, confidentiality agreement, patent disclosure agreement or other Contract.

(c) All Participants have executed and delivered to the Company a confidential information and assignment agreement in substantially the form set forth in Section 3.09(c) of the Company Disclosure Schedules.  No alteration or modification was made by any party to any of the confidential information and assignment agreements referred to above from the form of such agreements set forth in Section 3.09(c) of the Company Disclosure Schedules, and each such agreement is in full force and effect.  No director, officer, employee, contractor or consultant associated with any Person who has contributed to, or participated in, the conception and development of Intellectual Property for the Company or any of its Subsidiaries has asserted or threatened in writing or, to the Knowledge of the Company, orally, any claim against the Company or any of its Subsidiaries in connection with such Person’s involvement in the conception and development of such Intellectual Property and, to the Knowledge of the Company, no such Person has a reasonable basis for any such claim.

(d) No Participant has any patents issued or applications pending for any device, process, method, design or invention of any kind now used or needed by the Company or any of its Subsidiaries in the furtherance of its business operations as presently conducted, which patents or applications have not been duly and fully assigned to the Company or any of its Subsidiaries, with such assignment having been duly filed with and recorded with the relevant Governmental Entity, as required in order to perfect such assignment.

SECTION 3.10.  Environmental Matters.  (a) The Company and each of its Subsidiaries is, and has been, in material compliance with all Environmental Laws, and neither the Company, nor any of its Subsidiaries, has received any (i) written communication alleging that the Company or any of its Subsidiaries is in violation of, or may have liability under, any Environmental Law or (ii) currently outstanding written request by any Governmental Entity for information pursuant to any Environmental Law; (b) (i)  the Company and each of its Subsidiaries possesses and is in material compliance with all Permits required under Environmental Laws (“Environmental Permits”) for the conduct of its operations, (ii) all such Environmental Permits are valid and in good standing and (iii)  neither the Company nor any of its Subsidiaries has been advised in writing by any Governmental Entity of any actual or potential change in the status or terms and conditions of any such Environmental Permit; (c) there are no Environmental Claims pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries; (d) there has been no Release of, or exposure to, any Hazardous Material that could reasonably be expected to form the basis of any Environmental Claim against the Company or any of its Subsidiaries or against any Person whose liabilities for such Environmental Claims the Company or any of its Subsidiaries has, or may have, retained or assumed, either contractually or by operation of Law; (e)  neither the Company nor any of its Subsidiaries has retained or assumed, either contractually or by operation of Law, any liabilities or obligations that could reasonably be expected to form the basis of any Environmental Claim against the Company or any of its Subsidiaries; (f) there are no past or present events, conditions, circumstances, activities, practices, incidents, actions or plans that could reasonably be expected to form the basis of an Environmental Claim against the Company or any of its Subsidiaries; (g) neither the Company nor any of its Subsidiaries stores, generates or disposes  of Hazardous Materials (excluding office and cleaning supplies used in the ordinary course of the Company’s or the applicable Subsidiary's operations) at, on, under, about or from property owned or leased by the Company or any of its Subsidiaries; and (h) there are no underground or aboveground storage tanks, generators or known or suspected asbestos-containing materials on, at, under or about any property owned, operated or leased by the Company or any of its Subsidiaries, nor, to the Knowledge of the Company, were there any underground storage tanks on, at, under or about any such property in the past.

For all purposes of this Agreement, (i) “Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, Orders, demands, directives, claims, Liens, investigations, proceedings or written or oral notices of noncompliance or violation by or from any Person alleging liability of any kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resource damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from (A) the presence or Release of, or exposure to, any Hazardous Material at any location, or (B) the failure to comply with any Environmental Law; (ii) “Environmental Law” means any U.S. and/or Israeli Law, Permit, Order or legally binding agreement issued, promulgated or entered into by or with any Governmental Entity relating to pollution, radiation, the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), natural resources, the climate, human health and safety or the protection of endangered or threatened species; (iii) “Hazardous Materials” means any petroleum or petroleum products, radioactive materials or wastes, asbestos in any form, polychlorinated biphenyls and any other chemical, material, substance or waste that is prohibited, limited or regulated under any Environmental Law; and (iv) “Release” means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within any building, structure, facility or fixture.

SECTION 3.11.  Employee Benefits Matters. (a) Section 3.11(a) of the Company Disclosure Schedules contains a complete and correct list of all Benefit Plans and all Benefit Agreements (a “Pension Plan”).  The Company has delivered to the Buyer complete and correct copies of (i) each Benefit Plan and each Benefit Agreement (or, in the case of any unwritten Benefit Plans or Benefit Agreements, written descriptions thereof), including any amendments thereto, (ii) the two most recent annual reports required to be filed, or such similar reports, statements, information returns or material correspondence required to be filed with or delivered to any Governmental Entity, if any, with respect to each Benefit Plan, (iii) the most recent summary plan description (if any), and any summary of material modifications, prepared for each Benefit Plan, (iv) each trust agreement and group annuity or insurance Contract and other documents relating to the funding or payment of benefits under any Benefit Plan or Benefit Agreement, (v) the most recent determination, qualification or opinion letter or similar document issued by any Governmental Entity for each Benefit Plan intended to qualify for favorable tax treatment and any pending application therefor and a complete and accurate list of all amendments to any such Benefit Plans as to which a favorable determination or qualification letter has not yet been received and (vi) the two most recent actuarial valuations for each Benefit Plan (if any).  All Participant data necessary to administer each Benefit Plan and Benefit Agreement is in the possession of the Company or the applicable Subsidiary thereof and is in a form that is sufficient for the proper administration of the Benefit Plans and Benefit Agreements in accordance with their terms and all applicable Laws and such data is complete and correct in all material respects.  Each Benefit Plan and Benefit Agreement have been administered by the Company or its applicable Subsidiary in compliance in all material respects with their  terms.  The Company, each Subsidiary thereof, each Benefit Plan and each Benefit Agreement are in compliance in all material respects with all applicable provisions of any applicable Laws, whether domestic or foreign, and the terms of all collective bargaining agreements.  Each Benefit Plan required to have been approved by any non-U.S. Governmental Entity (or permitted to have been approved to obtain any beneficial tax or other status) has been so approved or timely submitted for approval; no such approval has been revoked (nor, to the Knowledge of the Company, has revocation been threatened) and no event has occurred since the date of the most recent approval or application therefor that is reasonably likely to affect any such approval or increase the costs relating thereto.

(b) With respect to each Benefit Plan or Benefit Agreement that is an employee welfare benefit plan (each, a “Welfare Plan”), there are no understandings, agreements or undertakings, written or oral, that would prevent any such plan (including any such plan covering retirees or other former Participants) from being amended or terminated without liability to the Company or any Subsidiary thereof at or at any time after the Closing, other than routine administrative costs and expenses.  No Welfare Plan provides benefits after termination of employment except where benefits are provided through the end of the month in which such termination occurs or where the cost thereof is borne entirely by the former employee (or his or her eligible dependents or beneficiaries) or as required by any applicable Law.  The Company and each Subsidiary thereof have complied in all material respects with the requirements of  any applicable Law with respect to each Benefit Plan that is a “group health plan”.

(c) All reports, returns and similar documents with respect to all Benefit Plans required to be filed with any Governmental Entity or distributed to any Benefit Plan participant have been duly and timely filed or distributed.  Neither the Company nor any Subsidiary thereof has received notice of any and, to the Knowledge of the Company, there are no pending investigations by any Governmental Entity with respect to, or pending termination proceedings or other claims (except claims for benefits payable in the normal operation of the Benefit Plans or Benefit Agreements) or Litigation against, or involving or asserting any rights or claims to benefits under, any Benefit Plan or Benefit Agreement.

(d) All contributions, premiums and benefit payments under or in connection with each Benefit Plan that are required to have been made by the Company or any Subsidiary thereof in accordance with the terms of such Benefit Plan and applicable Laws have been timely made.  No Benefit Plan, or any insurance Contract related thereto, requires or permits a retroactive increase in premiums or payments on termination of such Benefit Plan or such insurance Contract.  Neither the Company nor any Subsidiary has incurred any unfunded liabilities in relation to any Benefit Plan or Benefit Agreement, and for any Benefit Plan or Benefit Agreement for which funding is not required, all unfunded liabilities have been properly accrued on the 2009 Financial Statements in accordance with GAAP.

(e) With respect to each Benefit Plan, (i) there has not occurred any prohibited transaction in which the Company, any Subsidiary thereof or any of their respective employees or any trustee, administrator or other fiduciary of any such Benefit Plan (or any related trust), has engaged that could subject the Company, a Subsidiary thereof or any such employees, or, to the Knowledge of the Company, any such trustee, administrator or other fiduciary to the tax or penalty on prohibited transactions imposed by any applicable Law, and (ii) none of the Company, a Subsidiary thereof or any of their respective employees or any trustee, administrator or other fiduciary of such Benefit Plan (or any related trust) or, to the Knowledge of the Company, any agent of any of the foregoing has engaged in any transaction or acted in a manner that could, or failed to act so as to, subject the Company, a Subsidiary thereof or any such employees or any such trustee, administrator or other fiduciary to any liability for breach of fiduciary duty under any applicable Law.  No Benefit Plan or related trust has been terminated.

(f) Neither the Company nor any Subsidiary thereof has any liability or obligation, including under or on account of a Benefit Plan or Benefit Agreement, arising out of the misclassification of Persons hired to provide services to the Company or a Subsidiary thereof and treated as consultants or independent contractors and not as employees of the Company or the applicable Subsidiary thereof.  Except for the Persons listed in Section 3.11(f)(i) of the Company Disclosure Schedules, there are no independent contractors of the Company or any Subsidiary thereof, and all Persons so listed qualify as independent contractors under applicable Law.  Except for the Persons listed in Section 3.11(f)(ii) of the Company Disclosure Schedules, there are no “leased employees” of the Company or any Subsidiary thereof.

(g) None of the employees of the Company or any Subsidiary thereof is a member of, represented by or otherwise subject to any (i) labor union, works council or similar organization or (ii) collective bargaining agreement, industry-wide collective bargaining agreement or any similar collective agreement, in each case with respect to such employee’s employment by the Company or such Subsidiary, and neither the Company nor any Subsidiary thereof has any obligation (including to inform or consult with any such employees or their representatives in respect of the transactions contemplated by this Agreement or the Indemnification Agreement) with respect to any such organization or agreement.  The Company and each Subsidiary thereof are in compliance in all material respects with all applicable Laws and Orders with respect to labor relations, employment and employment practices, occupational safety and health standards, terms and conditions of employment, payment of wages, classification of employees, immigration, visa, work status, human rights, pay equity and workers’ compensation, and are not engaged in any unfair labor practice.  The employment of each former employee of the Company and each Subsidiary thereof was terminated in accordance in all material respects with all applicable Laws, and neither the Company nor any Subsidiary thereof has, nor could any of them be expected to have, any liability with respect to any such former employees or any such termination of employment. Since the date of its incorporation or organization, neither the Company nor any Subsidiary thereof has engaged in any act or omission constitutes discrimination or harassment based on age, sex, religion or race.  There is no unfair labor practice charge or complaint against the Company or any Subsidiary thereof pending or, to the Knowledge of the Company, threatened before the National Labor Relations Board or any comparable Governmental Entity.  Since the date of its incorporation or organization, there has been no, and there currently is no, labor strike, dispute, request for representation, union organization attempt, walkout, slowdown or stoppage actually pending or, to the Knowledge of the Company, threatened against or affecting the Company or any Subsidiary thereof.  No question concerning representation has been raised or, to the Knowledge of the Company, is threatened respecting the employees of the Company or any Subsidiary thereof.  No grievance or arbitration proceeding arising out of a collective bargaining agreement is pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary thereof.

(h) The Company has delivered to the Buyer a complete and correct list, as of the date of this Agreement, of all current employees of the Company and each Subsidiary thereof, including their respective titles, current base salary or wage rate, current target bonus, start date, service reference date (if different from the start date), date of birth, work location, vacation entitlement formula, amount of accrued but unused vacation, and whether or not any such employee is on leave of absence.  Section 3.11(h) of the Company Disclosure Schedules sets forth a complete and correct list of all current non-employee directors of the Company and each Subsidiary thereof, including their respective titles.

(i) Section 3.11(i) of the Company Disclosure Schedules identifies each severance, termination, change of control or similar agreement or bonus arrangement or other employment Contract between the Company or any Subsidiary thereof and any Participant under which a Participant has a right or entitlement to  (A) severance, termination, change of control or similar benefits or the payment of any bonus under existing Benefit Agreements, Benefit Plans, Contracts with, or plans or programs of, the Company or its Affiliates or (B) any other payment or benefit, in each case that is related to, or contingent upon, the consummation of a  transaction involving a change of control or change of management or reorganization, including, without limitation, the forgiveness of Indebtedness owed by such Participant.

(j) Except as set forth in Section 3.11(j) of the Company Disclosure Schedules, no Participant will be entitled to (i)(A) any severance, separation, change of control, termination, bonus, retention or other additional compensation or benefits, or (B) any acceleration of the time of payment or vesting of any compensation or benefits, including the forgiveness of Indebtedness owed by such Participant, in the case of the foregoing clauses (A) and (B), as a result of any of the transactions contemplated by this Agreement or the Indemnification Agreement except as provided in any offer letter that the Buyer enters into with a Participant; provided, however, that any such additional compensation or benefits set forth on Section 3.11(j) of the Company Disclosure Schedules shall be fully paid out of the Total Consideration as set forth in Section 2.02(b)(ii), including any Tax Withholding.  The execution and delivery of this Agreement and the Indemnification Agreement and the consummation of the transactions contemplated hereby and thereby and compliance by the Company with the provisions hereof and thereof do not and will not require the funding (whether through a grantor trust or otherwise) of, or increase the cost of, or give rise to any other obligation under, any Benefit Plan, Benefit Agreement or any other employment arrangement with a Participant and will not result in any breach or violation of, or default under, or limit the Company’s or any Subsidiary thereof's ability to amend, modify or terminate, any Benefit Plan or Benefit Agreement, other than as provided in any offer letter that the Buyer enters into with a Participant.

SECTION 3.12.  Taxes.  (a) As used in this Agreement, (i) ”taxes” means all (A) federal, state and local, domestic and foreign, taxes, assessments, duties or similar charges of any kind whatsoever, including all corporate franchise, income, sales, use, ad valorem, receipts, value added, profits, license, withholding, employment, excise, property, net worth, capital gains, transfer, stamp, documentary, social security, payroll, environmental, alternative minimum, occupation, recapture and other taxes, and including any interest, penalties and additions imposed with respect to such amounts; (B) liability for the payment of any amounts of the type described in clause (A) as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group; (C) liability for the payment of any amounts as a result of an express or implied obligation to indemnify any other Person with respect to the payment of any amounts of the type described in clause (A) or (B); and (D) liability for the payment of any amounts as a result of transferee or successor liability with respect to the payment of any amounts of the type described in clause (A), (B) or (C); (ii) “taxing authority” means any federal, state or local, domestic or foreign, governmental body (including any subdivision, agency or commission thereof), or any quasi-governmental body, in each case, exercising regulatory authority in respect of taxes; and (iii) “tax return” means all returns, declarations of estimated tax payments, reports, estimates, information returns and statements, including any related or supporting information with respect to any of the foregoing, filed or to be filed with any taxing authority in connection with the determination, assessment, collection or administration of any taxes (including any statement pursuant to Treasury Regulation Section 1.6011-4, or any similar provision of federal, state or local, domestic or foreign, Law).

(b) Except as set forth in Section 3.12(b) of the Company Disclosure Schedules, the Company and each of its Subsidiaries has timely filed all federal, state and local, domestic and foreign, income and franchise tax returns and all other tax returns required to be filed in the manner prescribed by applicable Law.  All such tax returns are complete and correct in all material respects.  The Company and each of its Subsidiaries has timely paid material all material taxes due from it or them with respect to the taxable periods covered by such tax returns and all other material taxes for which the Company or any of its Subsidiaries is or might otherwise be liable, and, in accordance with GAAP, the Closing Balance Sheet reflects an adequate reserve for all taxes payable by the Company or any of its Subsidiaries for all taxable periods and portions thereof through the date of such balance sheet.  Neither the Company nor any of its Subsidiaries has requested any extension of time within which to file any tax return which tax return has not yet been filed.  Neither the Company nor any of its Subsidiaries has liability for any taxes of any Person other than itself (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of federal, state or local, domestic or foreign, Law), (ii) as a transferee or successor or (iii) by Contract or otherwise.  Neither the Company nor any of its Subsidiaries has filed any tax return as part of any consolidated, combined, Affiliated, aggregate or unitary group (other than a group of which the Company is the common parent corporation).

(c) No tax return of the Company or any of its Subsidiaries is or has ever been under, or has been threatened with, audit or examination by any taxing authority, and no written or unwritten notice of such an audit or examination has been received by the Company or any of its Subsidiaries.  Each deficiency resulting from any audit or examination relating to taxes by any taxing authority has been timely paid and there is no deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any taxes due and owing by the Company or any of its Subsidiaries.  No material issues relating to taxes were raised by the relevant taxing authority during any presently pending audit or examination, and no material issues relating to taxes were raised by the relevant taxing authority in any completed audit or examination that could reasonably be expected to recur in a later taxable period.  Section 3.12(c) of the Company Disclosure Schedules sets forth the dates of the most recent audits or examinations, if any, of the Company and each of its Subsidiaries by any taxing authority in respect of federal, state and local, domestic and foreign, taxes for all taxable periods for which the statute of limitations has not yet expired.

(d) There is no Contract or other document extending, or having the effect of extending, the period of assessment or collection of any taxes, and no power of attorney with respect to any taxes has been executed or filed with any taxing authority by or on behalf of the Company or any of its Subsidiaries.

(e) No Liens for taxes exist with respect to any assets or properties of the Company or any of its Subsidiaries, except for statutory Liens for taxes not yet due.

(f) Neither the Company nor any of its Subsidiaries is a party to, bound by, or currently has any liability under, any tax sharing agreement, tax indemnity obligation or similar agreement, arrangement or practice with respect to taxes (including any advance pricing agreement, closing agreement or other agreement relating to taxes with any taxing authority).

(g) Neither the Company nor any Subsidiary thereof will be required to include in a taxable period ending after the Closing Date taxable income attributable to income that accrued in a taxable period prior to the Closing Date but was not recognized in such prior taxable period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code or any comparable provision of state or local, domestic or foreign, tax Law or, to the Knowledge of the Company, for any other reason (including as a result of prepaid amounts or deferred revenue received on or prior to the Closing Date).

(h) The Company and each of its Subsidiaries has complied in all material respects with all applicable Laws relating to the collection, payment and withholding of taxes, including, without limitation, value added taxes, and has, within the time and the manner prescribed by Law, collected, withheld from and paid over to the proper Governmental Entities all amounts required to be so collected, withheld and paid under applicable Laws.

(i) Neither the Company nor any of its Subsidiaries has been, and none of them is, a United States real property holding corporation.

(j) Section 3.12(j) of the Company Disclosure Schedules sets forth the following information with respect to the Company and each of its Subsidiaries as of the most recent practicable date: (i) the tax bases of each of the Company and each of its Subsidiaries in its assets (including any intangible assets) and (ii) a list of all tax audits or examinations that are ongoing or, to the Knowledge of the Company, threatened by any taxing authority and an estimate of the amount of taxes at issue in each such audit or examination.

(k) The Company has delivered to the Buyer (i) complete and correct copies of all material tax returns of the Company and each of its Subsidiaries relating to taxes for all taxable periods for which the applicable statute of limitations has not yet expired and (ii) complete and correct copies of all tax rulings (including private letter rulings), revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests, transfer pricing studies, valuation studies and any similar documents submitted by, received by or agreed to by or on behalf of the Company or any of its Subsidiaries, and relating to taxes for all taxable periods for which the statute of limitations has not yet expired.

(l) Neither the Company nor any of its Subsidiaries has ever been a personal holding company within the meaning of Section 542 of the Code or a foreign personal holding company within the meaning of Section 552 of the Code or any comparable provisions of any tax Law.

(m) The Company and each of its Subsidiaries has withheld and paid all material taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, former employee, creditor, independent contractor, unitholder, shareholder, Affiliate, customer, supplier or third party.

(n) All related party transactions involving the Company or any Subsidiary thereof are at arm’s length in compliance with Section 482 of the Code and the Treasury Regulations promulgated thereunder or any comparable provision of any tax Law.  Neither the Company nor any of its Subsidiaries is a party to any cost-sharing agreement or similar arrangement that is not a “qualified cost sharing arrangement” within the meaning of Treasury Regulation Section 1.482-7 or any comparable provision of any federal, state, local, domestic or foreign tax Law.  All intercompany payments to which the Company or a Subsidiary thereof is a party have been calculated in accordance with Treasury Regulation Section 1.482-7 or any comparable provision of federal, state, local, domestic or foreign tax Law.  The Company and each of its Subsidiaries has maintained documentation (including any applicable transfer pricing studies) in connection with such related party transactions in accordance with Sections 482 and 6662 of the Code and the Treasury Regulations promulgated thereunder or any comparable provision of any tax Law.

(o) The Company and each of its Subsidiaries has conducted all aspects of their business in accordance with the material terms and conditions of all tax rulings and tax concessions that were provided by any relevant taxing authority, copies of all of which have been provided to the Buyer.

SECTION 3.13.  Title to Properties.  (a) The Company and each of its Subsidiaries has good and marketable title to, or valid leasehold interests in, all of its properties and assets, Free and Clear, except for such Permitted Encumbrances and nonmaterial properties and assets as are no longer used or useful in the conduct of its businesses and except for minor defects in title, easements, permits, restrictive covenants and any similar encumbrances that individually or in the aggregate could not reasonably be expected to materially affect the ability of the Company or any of its Subsidiaries to use such property or asset in the conduct of its businesses.  This Section 3.13(a) does not relate to Intellectual Property or rights thereto, which are the subject of Section 3.14.

(b) The Company and each of its Subsidiaries has complied in all material respects with the terms of all leases of real property to which it is a party under which it is in occupancy, and all such leases are in full force and effect. The Company and each of its Subsidiaries enjoy peaceful and undisturbed possession under all such leases.

(c) Neither the Company nor any of its Subsidiaries holds any fee or other ownership interest in any real property.  Section 3.13(c) of the Company Disclosure Schedules sets forth a complete and correct list of all real property in which the Company or any of its Subsidiaries holds any leasehold interest, which list also sets forth the date of the lease, sublease, license or other occupancy agreement constituting a particular leasehold interest, and the date of any amendments and supplements thereto (collectively, a “Real Property Lease”), as well as the names of the parties thereto, a brief description of the premises demised thereby (e.g., the entire building or land and building or specified portions of a building), the square footage thereof, the expiration date of the Real Property Lease and the extent of any unexercised renewal options thereunder.  Complete and correct copies of each Real Property Lease have been delivered to Buyer.  Each Real Property Lease is in full force and effect and none of the Company or any of the other parties to such Real Property Lease has received or given any notice of default thereunder which was not cured within the applicable grace period or any notice of termination thereof, and, to the Knowledge of the Company, no event has occurred which, with the giving of notice or the passage of time, or both, would constitute a default under any Real Property Lease.

(d) Except for the Real Property Leases or as set forth in Section 3.13(d) of the Company Disclosure Schedules, the Company or any of its Subsidiaries does not occupy, is not legally obligated for, has no interest in, and does not otherwise use, any land, buildings, locations or offices, nor has any rights or obligations to acquire such interests, and the Company or any of its Subsidiaries has no liability (either existing or contingent) in respect of any land, building, location or office previously owned, occupied or otherwise used by it, or in which it had any such interest.

(e) Except at set forth on Section 3.13(e) of the Company Disclosure Schedules, the assets, properties and rights owned or licensed by the Company or any of its Subsidiaries, including the Contracts to which the Company or any of its Subsidiaries is a party, comprise all the assets, properties and rights utilized by the Company or any of its Subsidiaries in the operation of its businesses as presently conducted, and are sufficient to permit the Company and any of its Subsidiaries to operate its business as presently conducted.  The physical assets and properties of the Company and any of its Subsidiaries are in good working order, and have been maintained in accordance with prudent industry practice, ordinary wear and tear and obsolescence excepted.

(f) The Company or any of its Subsidiaries does not hold any fee or other ownership interest in any real property.

SECTION 3.14.  Intellectual Property.  (a) Section 3.14(a) of the Company Disclosure Schedules lists all patents, filed patent applications, written invention disclosures, trademarks, trademark applications, tradenames, service marks, service mark applications, domain names, registered copyrights and mask work rights and applications therefor owned by or licensed to the Company or any of its Subsidiaries.  The Company has delivered to Buyer complete and correct copies of, and Section 3.14(a) of the Company Disclosure Schedules lists, all agreements pursuant to which Intellectual Property is licensed to or by the Company or any of its Subsidiaries (other than (i) agreements between the Company or any of its Subsidiaries, on one hand, and their respective employees or contractors, on the other hand, in the Company’s or its applicable Subsidiary's standard form thereof, or (ii) non-exclusive licenses for generally available off-the-shelf office software or system development tools (“Office Software”).  To the Knowledge of the Company, the conduct of the respective businesses of the Company and its Subsidiaries as presently conducted does not conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to any right, license or encumbrance relating to, any Intellectual Property owned by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has any Contract providing for current or future rights or obligations between the Company or any of its Subsidiaries and any third party, or give rise to any right of termination, cancelation or acceleration of any right or obligation in respect of Intellectual Property set forth in any Contract to which the Company or any of its Subsidiaries is a party or to which any of its properties or assets is subject, or the loss or encumbrance of any Intellectual Property or any benefit related thereto, or result in the creation of any Lien in or upon any Intellectual Property or right in respect of Intellectual Property, in each case owned by or licensed to the Company or any of its Subsidiaries.

(b) The Company and each of its Subsidiaries, owns, is licensed or otherwise has the right to use (in each case, without payments to third parties (including the Selling Members and the RAS Inc. Principals) and Free and Clear, including Liens held by or for any Governmental Entity or a Selling Member or the RAS Inc. Principals) but excluding Permitted Encumbrances, all Intellectual Property used in or necessary to carry on their respective businesses as presently conducted.

(c) All patents, filed patent applications, registered trademarks, filed trademark applications, registered domain names, registered tradenames, registered service marks, registered mask works and registered copyrights of the Company or any of its Subsidiaries have been filed with or issued by each appropriate Governmental Entity indicated in Section 3.14(c) of the Company Disclosure Schedules, all necessary affidavits of continuing use have been filed and all necessary maintenance fees have been paid to continue all such registrations in effect until at least 30 days following the Closing Date.

(d) The Company has not Knowingly, and, to the Best Knowledge of the Company, none of its Subsidiaries or any of their products or services or any open source code or third-party code as contained in, incorporated into, bundled with or used by such products or services has infringed upon or otherwise violated, or is infringing upon or otherwise violating, the rights of any Person with regard to any Intellectual Property owned by, licensed to or otherwise used by, such Person.

(e) There is no Litigation pending or, to the Knowledge of the Company, threatened in writing with respect to, and neither the Company nor any of its Subsidiaries has been notified of, any possible infringement or other violation by the Company or any of its Subsidiaries of the rights of any Person with regard to any Intellectual Property of such Person.

(f) To the Knowledge of the Company, no Person is infringing on or otherwise violating any right of the Company or of any of its Subsidiaries with respect to any Intellectual Property owned by or licensed to the Company or any of its Subsidiaries.

(g) Each Participant has assigned or otherwise transferred to the Company all ownership and other rights of any nature whatsoever of such Participant in any Intellectual Property owned or claimed to be owned by the Company or any of its Subsidiaries and no current Participant or, to the Knowledge of the Company, former Participant has a valid claim against the Company or any of its Subsidiaries in connection with the involvement of such Persons in the conception and development of any computer software or other Intellectual Property claimed to be owned by the Company or any of its Subsidiaries, and no such claim has been asserted or threatened against the Company or any of its Subsidiaries in writing or, to the Knowledge of the Company, orally.

(h) The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and compliance, Through the Closing (as defined above), with the provisions of this Agreement do not and will not conflict with, or result in any violation or breach of, or default under (with or without notice or lapse of time, or both), or give rise to a right of, or result in, termination, cancelation or acceleration of any right or obligation in respect of Intellectual Property set forth in any Contract to which the Company or any of its Subsidiaries is a party or to which any of its properties or assets is subject, or to a loss of a benefit related to any such right or obligation in respect of Intellectual Property, or result in the creation of any Lien in or upon, any Intellectual Property related thereto, or give rise to any increased, additional, accelerated or guaranteed rights, entitlements, licenses or Liens relating to Intellectual Property owned by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has any Contract providing for current or future rights or obligations between the Company or any of its Subsidiaries and any third party.

(i) Section 3.14(i) of the Company Disclosure Schedules sets forth a complete and correct list of all options, rights, licenses or interests of any kind relating to Intellectual Property granted to the Company or any of its Subsidiaries (other than Office Software), or granted by the Company or any of its Subsidiaries to any other Person.

(j) All software (other than Office Software) that is either (i) marketed by the Company or any of its Subsidiaries to its customers as a program or as part of a product or service or (ii) used by the Company or any of its Subsidiaries to support its business:

(1) is owned by the Company, or its Subsidiary, as applicable, or the Company, or its Subsidiary, as applicable, has the rights in such software necessary for the conduct of the business of the Company, or its Subsidiary, as applicable, as presently conducted;

(2) is free from any interest of any Participant; and

(3) is free from any interest of (a) any legal entity which sold, assigned or otherwise transferred such software to the Company or any of its Subsidiaries (or, in each case, any predecessor entity) and (b) any shareholder, unitholder, member or holder of any other interest in any such entity.

(k) No open source, public source or freeware software or any modification or derivative thereof, including any version of any software licensed pursuant to any GNU General Public License (GPL), GNU Lesser/Library Public License (LGPL) or Mozilla Public License (MPL) (collectively, “Open Source Code”), was used in, incorporated into, integrated, distributed or bundled with the Intellectual Property of the Company or any of its Subsidiaries prior to the Closing Date.  To the extent Third-Party Software is marketed or distributed to customers of the Company or any of its Subsidiaries together with the Intellectual Property of the Company or any of its Subsidiaries, (i) such Third Party Software has been identified in Section 3.14(k) of the Company Disclosure Schedule, (ii) all licenses necessary to permit such marketing or distribution have been obtained and complied with, (iii) no royalties or payments are due now or in the future with respect to such marketing or distribution and (iv) there are no obligations to provide access to any third party to, or permit any third party to copy, modify or distribute, any Intellectual Property owned by or distributed or marketed by the Company or any of its Subsidiaries as a result of such marketing or distribution.  For purposes of this Agreement, “Third-Party Software” means Open Source Code and third-party commercial products and redistributables that are not owned exclusively by the Company or any of its Subsidiaries.

(l) None of the source code in any products or other trade secrets of the Company has been published or disclosed by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any other Person to any Person except pursuant to licenses or Contracts requiring such other Persons to keep such source code or trade secrets confidential (which licenses or Contracts will be enforceable by the Company or its Subsidiaries for a reasonable time after the Closing to an extent sufficient to fully exploit all trade secrets material to the operations and businesses of the Company and its Subsidiaries as presently conducted).

(m) None of the products of the Company or any of its Subsidiaries contains code or interfaces that require a license from a third party and to which the Company or any of its Subsidiaries has not been granted such license.

(n) Neither the Company nor any of its Subsidiaries, and to the Knowledge of the Company, no other party to any Contract with the Company or any of its Subsidiaries relating to Intellectual Property, is in material default or material breach (with or without notice or lapse of time, or both) under its obligations under such Contract. Each of the Company and its Subsidiaries has implemented and maintained in effect reasonable security measures, consistent with general industry practices, with respect to third-party source code or other third-party Intellectual Property. If the terms of any Contract pursuant to which a third party licenses software to the Company or any of its Subsidiaries require that customers of the Company or such Subsidiary enter into a Contract with the Company, such Subsidiary or the applicable licensor, then the Company or such Subsidiary has procured all such licenses or sublicenses from its customers.

(o) Except as set forth in Section 3.14(o) of the Company Disclosure Schedules, no Person has any marketing rights to the Intellectual Property of the Company or any of its Subsidiaries.

(p) There is no outstanding Order by or with any Governmental Entity relating to Intellectual Property by which the Company or any of its Subsidiaries is bound.

(q) Neither the Company nor any of its Subsidiaries has assigned, sold, exclusively licensed or otherwise transferred ownership of Intellectual Property, including any patent, patent application, trademark, trademark application, service mark, mask work, copyright or application therefor or trade secret to any entity or Person, other than to the Company.

(r) No licenses or rights have been granted pursuant to any Contract by the Company, any of its Subsidiaries or any Participant or, to the Knowledge of the Company, any other Person to distribute the source code of, or to use the source code to create Derivative Works of, any product marketed (now or in the past) by, commercially available from, or under development by, the Company, any of its Subsidiaries or any Participant.

(s) The Company and each of its Subsidiaries has taken reasonable and necessary steps to protect its Intellectual Property and its rights thereunder.

(t) Except as set forth in Section 3.14(t) of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries has provided any services pursuant to Contracts that contemplate an engagement for services that requires the Company or any of its Subsidiaries to assign ownership to a third party of Intellectual Property that is created in connection with such services.

(u) Except as set forth in Section 3.14(u) of the Company Disclosure Schedules, no Contract of the Company or any of its Subsidiaries contemplates the release of source code from escrow, or otherwise grants a license to Intellectual Property of the Company or any of its Subsidiaries, to a third party upon the occurrence of specified events.

(v) As used in this Agreement, (i) “Derivative Work” means a work that is based upon one or more preexisting works, such as a revision, enhancement, modification, abridgement, condensation, expansion or any other form in which such preexisting works may be recast, transformed or adapted, and which, if prepared without authorization of the owner of the copyright in such preexisting work, would constitute a copyright infringement.  As used in this Agreement, a Derivative Work shall also include any compilation that incorporates such a preexisting work, as well as translation from one human language to another and from one type of code to another, and (ii) “Intellectual Property” means trademarks (registered or unregistered), service marks, mask works, trade dress, domain names, tradenames and other indications of origin, and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; patents and patent applications in any jurisdiction; inventions, invention disclosures, discoveries and ideas, whether or not patented or patentable in any jurisdiction; computer programs and software (including source code, object code and data), know-how and any other technology; trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any Person; writings and other works, whether or not copyrighted or copyrightable in any jurisdiction; registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; any similar intellectual property or proprietary rights similar to any of the foregoing; licenses, immunities, covenants not to sue and the like relating to any of the foregoing; and any claims or causes of action arising out of or related to any infringement, misuse or misappropriation of any of the foregoing.

SECTION 3.15.  Insurance.  Section 3.15 of the Company Disclosure Schedules sets forth a complete and correct list and description, including annual premiums and deductibles, of all policies of fire, liability, product liability, workmen’s compensation, health and other forms of insurance presently in effect with respect to the Company's or any of its Subsidiaries’ properties, assets, operations and businesses, complete and correct copies of which have been delivered to the Buyer.  All such policies are valid, outstanding and enforceable policies.  No notice of cancelation or termination has been received with respect to any such policy.  The activities and operations of the Company and each of its Subsidiaries have been conducted in a manner so as to conform to all applicable material provisions of such insurance policies.

SECTION 3.16.  Suppliers and Customers.  Except as set forth in Section 3.16 of the Company Disclosure Schedules, no material supplier or customer has cancelled or otherwise terminated, or threatened to cancel or otherwise to terminate, its relationship with the Company or any of its Subsidiaries or has during the last twelve months decreased materially, or threatened in writing to decrease or limit materially, its services, supplies or materials for use in the Company’s or any of its Subsidiaries' respective businesses or its usage or purchase of the services or products of the Company or any of its Subsidiaries, except for normal cyclical changes related to customers' businesses.  The Company has no knowledge that any such supplier or customer has expressed an intention or threat to cancel or otherwise substantially modify its relationship (or contractual terms) with the Company or any of its Subsidiaries, or to decrease materially or limit its services, supplies or materials supplied to the Company or any of its Subsidiaries, or its usage or purchase of a service or product of the Company or any of its Subsidiaries.

SECTION 3.17.  Effect of Transaction.  Since December 31, 2009, no creditor, supplier, officer, employee, contractor, consultant, client or other customer or other Person having a material business relationship with the Company or any of its Subsidiaries has informed the Company or a Subsidiary there of in writing or, to the Knowledge of the Company, orally, that such Person intends to change such relationship in a manner that is materially adverse to the Company or the Subsidiary thereof because of the transactions contemplated by this Agreement or the Indemnification Agreement.

SECTION 3.18.  Disclosure; Information Supplied.  No representation or warranty of the Company contained in this Agreement contains any untrue statement of a material fact, or omits to state any material fact required to be stated therein or necessary, in light of the circumstances under which it was made, to make the statements herein or therein not knowingly false or misleading.

SECTION 3.19.  Transactions with Affiliates.  Section 3.19 of the Company Disclosure Schedules sets forth all Contracts in effect or pursuant to which the parties thereto have current or future rights or obligations between or among, directly or indirectly, the Company or any Subsidiary thereof, on the one hand, and any Participants or Company unitholders, or any of the Company's Affiliates, on the other hand (including in respect of purchasing, leasing or obtaining any product or service or in respect of any Indebtedness or Guarantee thereof, but excluding any Contract with respect to the Company’s obligations to indemnify members of its Board of Directors, Contracts pursuant to the Company’s financing activities, Benefit Plans, Benefit Agreements and other employment agreements, in each case to the extent disclosed in the Company Disclosure Schedules), and Section 3.19 of the Company Disclosure Schedules sets forth a description of all payments (including dividends, distributions, loans, service or trade payments, salary, bonuses, payments under any management, consulting, monitoring or financial advisory agreement, advances or otherwise) made to or received from the Company or any Subsidiary thereof, on the one hand, and any Participants or Company unitholders or any of the Company's Affiliates, on the other hand, pursuant to any Contract required to be disclosed in Section 3.19 of the Company Disclosure Schedules.  No such payments have been so made or received since December 31, 2008, or are required to be so received as of or after the Closing Date.  No Participant or Company unitholder or Affiliate of the Company has any direct or indirect ownership interest in any Person in which the Company has any direct or indirect ownership interest or with which the Company or any Subsidiary thereof competes or has a business relationship.

SECTION 3.20.  State Takeover Statutes.  No state takeover or similar statute or regulation is applicable to the Transaction, this Agreement, the Indemnification Agreement, or the other transactions contemplated hereby and thereby.

SECTION 3.21.  Confidentiality Obligations; Data Privacy.  (a) The conduct of the Company’s and each of its Subsidiaries' business as presently conducted does not violate or conflict with a material obligation of confidentiality or use to any other Person.

(b) The Company and each of its Subsidiaries has collected, stored and processed personal information from customers in accordance, in all material respects, with applicable data protection and privacy Laws.

SECTION 3.22.  Brokers; Schedule of Fees and Expenses.  Other than the OPCO Fee, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement or the Indemnification Agreement based upon arrangements made by or on behalf of the Company or any Subsidiary thereof.  The Company has delivered to the Buyer complete and correct copies of all Contracts under which any such fees or expenses are payable and all indemnification and other Contracts related to the engagement of the Persons to whom such fees are payable.  The Company has not paid or agreed to pay any fee, commission or expense incurred by any Company unitholder (including the fees, commissions or expenses of any accountant, auditor, broker, financial advisor, consultant or legal counsel retained by or on behalf of any Company unitholder) arising from or in connection with this Agreement, the Indemnification Agreement or the transactions contemplated hereby or thereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLING MEMBERS

Each Selling Member represents and warrants to the Buyer as follows:

SECTION 4.01.  Due Authorization.  To the extent the Selling Member is an entity, the Selling Member is a corporation duly organized, validly existing and in good standing under the Laws of its incorporation jurisdiction, and has all requisite power and authority to carry on its business as presently conducted.  The Selling Member has the requisite power and authority to execute and deliver this Agreement, the Indemnification Agreement and the Escrow Agreement, to consummate the transactions contemplated hereby and thereby and to comply with the provisions of this Agreement, the Indemnification Agreement and the Escrow Agreement.  To the extent the Selling Member is an entity, the execution, delivery and performance of this Agreement, the Indemnification Agreement and the Escrow Agreement by the Selling Member, the consummation by the Selling Member of the transactions contemplated hereby and thereby and the compliance by the Selling Member with the provisions of this Agreement, the Indemnification Agreement and the Escrow Agreement have been duly authorized by all necessary action on the part of the Selling Member, and no other action or proceeding on the part of the Selling Member is necessary to authorize this Agreement, the Indemnification Agreement and the Escrow Agreement or to consummate the transactions contemplated hereby or thereby.  This Agreement, the Indemnification Agreement and the Escrow Agreement have been duly executed and delivered by the Selling Member and, assuming the due authorization, execution and delivery by the Buyer and the Company constitute valid and binding obligations of the Selling Member enforceable against the Selling Member in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or other similar Laws now or hereafter in effect relating to creditor’s rights generally, and general equitable principles (regardless of whether enforcement is considered in equity or at law).  The execution and delivery of this Agreement, the Indemnification Agreement and the Escrow Agreement and the consummation of the transactions contemplated hereby and thereby and compliance by the Selling Member with the provisions of this Agreement, the Indemnification Agreement and the Escrow Agreement do not and will not give rise to a right of, or result in, termination, cancelation or acceleration of any obligation or to a loss of a benefit under, or result in the creation of any Lien in or upon any of the Sold Units of the Selling Member or, subject to the governmental filings, approvals and other matters referred to in Section 3.02(d), conflict with, violate or breach under, any applicable Law or Order, in each case applicable to the Selling Member or any of its Sold Units, other than, any such conflicts, violations, breaches, defaults, rights, losses, Liens or entitlements that individually or in the aggregate could not reasonably be expected to impair in any material respect the ability of the Selling Member to perform its obligations under this Agreement, the Indemnification Agreement and the Escrow Agreement or prevent or materially impede, interfere with, hinder or delay the consummation of any of the transactions contemplated hereby or thereby.  No consent, approval, Order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to the Selling Member in connection with the execution and delivery by the Selling Member of this Agreement, the Indemnification Agreement and the Escrow Agreement by the Selling Member, the consummation by the Selling Member of the transactions contemplated hereby or thereby or the compliance by the Selling Member with the provisions of this Agreement, the Indemnification Agreement and the Escrow Agreement, except for such consents, approvals, Orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate could not reasonably be expected to impair in any material respect the ability of the Selling Member to perform its obligations under this Agreement, the Indemnification Agreement and the Escrow Agreement or prevent or materially impede, interfere with, hinder or delay the consummation of any of the transactions contemplated hereby or thereby.

SECTION 4.02.  Title to Units.  The Selling Member (i) holds and has good and valid title to the Sold Units to be purchased by the Buyer from the Selling Member (and to the Unit Rights for which the Selling Member shall receive a Change of Control Payment) in the Transaction Free and Clear, subject to the Organizational Documents, and (ii) is the record and beneficial owner thereof.  Assuming the Buyer has the requisite power and authority to be the lawful owner of such Sold Units, upon the delivery to the Buyer at the Closing of the bill of sale for and assignment of such Sold Units, in form to be agreed by the Buyer duly executed by the Selling Member, and upon the Selling Member's receipt of the amount set forth opposite such Selling Member’s name on Schedule A, not including the portion of said amount to be delivered to the escrow agent as part of the Escrow Amount at the Closing, and upon delivery to the escrow agent of the Selling Member’s portion  of the Escrow Amount, good and valid title to such Sold Units will pass to the Buyer, Free and Clear, and such Sold Units are not subject to any voting trust agreement or other Contract, other than as set forth in the Operating Agreement, relating to the ownership, voting, dividend rights or disposition of such Sold Units.

SECTION 4.03.  Brokers; Fees and Expenses.  Other than the OPCO Fee, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses from the Selling Member or, to the Best Knowledge of the Selling Member, the Company, in connection with the transactions contemplated by this Agreement, the Indemnification Agreement and the Escrow Agreement based upon arrangements made by or on behalf of the Selling Member.

SECTION 4.04.  Rights to Intellectual Property.  The Selling Member owns no Intellectual Property used in the Company’s or any of its Subsidiaries' respective businesses as presently conducted.

SECTION 4.05.  Investment Decision.  The Selling Member has received, has had ample opportunity to review and has reviewed, a copy of this Agreement, the Indemnification Agreement, the Escrow Agreement and such other documents and information as it has deemed appropriate to make its own analysis and decision to enter into this Agreement, the Indemnification Agreement and the Escrow Agreement and to sell the Units owned by the Selling Member to the Buyer on the basis of such analysis.  The Selling Member has such knowledge and experience in business and financial matters to enable the Selling Member to understand and evaluate this Agreement, the Indemnification Agreement and the Escrow Agreement and form an investment decision with respect thereto.

SECTION 4.06.  Indemnification Agreement and Escrow Agreement.  The Selling Member understands and acknowledges that the Buyer is entering into this Agreement in reliance upon the Selling Member's execution and delivery of the Indemnification Agreement and the Escrow Agreement.

SECTION 4.07.  Transactions with Company Affiliates.  Except at set forth on Section 4.07 of the Company Disclosure Schedules, the Selling Member has no direct or indirect ownership interest in any Person in which the Company has any direct or indirect ownership interest or, to Knowledge of the Selling Member, with which the Company has a business relationship.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Selling Members as follows:

SECTION 5.01.  Due Authorization.  The Buyer is a corporation duly organized and validly existing under the Laws of the State of Delaware and has all requisite power and authority to carry on its business as presently conducted.  The Buyer has the requisite corporate power and authority to execute and deliver this Agreement, the Indemnification Agreement and the Escrow Agreement, to consummate the transactions contemplated hereby and thereby and to comply with the provisions of this Agreement, the Indemnification Agreement and the Escrow Agreement.  The execution, delivery and performance of this Agreement, the Indemnification Agreement and the Escrow Agreement by the Buyer, the consummation by the Buyer of the transactions contemplated hereby and thereby and the compliance by the Buyer with the provisions of this Agreement, the Indemnification Agreement and the Escrow Agreement have been duly authorized by all necessary corporate action on the part of the Buyer and no other corporate proceedings on the part of the Buyer are necessary to authorize this Agreement, the Indemnification Agreement and the Escrow Agreement or to consummate the transactions contemplated hereby or thereby.  This Agreement, the Indemnification Agreement and the Escrow Agreement have been duly executed and delivered by the Buyer, and, assuming the due authorization, execution and delivery by the Selling Members and, in the case of this Agreement and the Indemnification Agreement, the Company, constitute valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their terms.  The execution and delivery of this Agreement, the Indemnification Agreement and the Escrow Agreement and the consummation of the transactions contemplated hereby and thereby and compliance by the Buyer with the provisions of this Agreement, the Indemnification Agreement and the Escrow Agreement do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancelation or acceleration of any obligation or to a loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or assets of the Buyer under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of (a) the certificate of incorporation or bylaws of the Buyer, (b) any Contract to which the Buyer is party or any of its properties or assets is subject or (c) subject to the governmental filings and other matters referred to in the following sentence, any Law or Order, in each case applicable to the Buyer or any of its properties or assets, other than, in the case of clauses (b) and (c), any such conflicts, violations, breaches, defaults, rights, losses, Liens or entitlements that individually or in the aggregate could not reasonably be expected to impair in any material respect the ability of the Buyer to perform its obligations under this Agreement, the Indemnification Agreement and the Escrow Agreement or prevent or materially impede, interfere with, hinder or delay the consummation of any of the transactions contemplated hereby or thereby.  No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to the Buyer in connection with the execution and delivery of this Agreement, the Indemnification Agreement and the Escrow Agreement by the Buyer, the consummation by the Buyer of the transactions contemplated hereby or thereby (or the compliance by the Buyer with the provisions of this Agreement, except for such consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate could not reasonably be expected to impair in any material respect the ability of the Buyer to perform its obligations under this Agreement, the Indemnification Agreement and the Escrow Agreement or prevent or materially impede, interfere with, hinder or delay the consummation of any of the transactions contemplated hereby or thereby.  There are no claims, suits, actions or proceedings pending or threatened in writing or, to the Knowledge of the Buyer, threatened orally against, relating to or affecting the Buyer, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement.

SECTION 5.02.  Securities Act.  The Units purchased by the Buyer in the Transaction are being acquired for investment only and not with a view to any public distribution thereof, and the Buyer shall not offer to sell or otherwise dispose of such Units so acquired by it in violation of any of the registration requirements of the Securities Act of 1933.

SECTION 5.03.  Brokers.  No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement or the Indemnification Agreement based upon arrangements made by or, to the Knowledge of the Buyer, on behalf of the Buyer.

ARTICLE VI

COVENANTS

SECTION 6.01.  Agreements of the Company. Between the date hereof and the Closing Date, neither the Company nor any Subsidiary thereof shall:

(a) directly or indirectly do any of the following: (i) sell, pledge, dispose of, or encumber (other than Permitted Encumbrances) any of its assets, other than sales of products and sales of immaterial capital assets – in each case - in the ordinary course of its business and consistent with past practice; (ii) amend or propose to amend its Organizational Documents or comparable organizational documents; (iii) split, combine or reclassify any outstanding Units or other equity interest, or declare, set aside or pay any dividend or distribution payable in cash, equity interest, property or otherwise with respect to such Units or other equity interest; (iv) redeem, purchase, acquire or offer to acquire any Units or other equity interest; or (v) enter into any agreement, or take any action, with respect to any of the matters set forth in this Section 6.1(a);

(b) (i) issue, sell, pledge, or dispose of, or agree to issue, sell, pledge, or dispose of, any Units or other equity interests of, or securities convertible into or exchangeable for, or any options, warrants, or rights of any kind to acquire any Units or other equity interests of any class whether pursuant to any rights agreement or otherwise; (ii) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity or similar interest in any entity; (iii) incur any indebtedness for borrowed money or issue any debt securities, except in the ordinary course of its business and consistent with past practice; (iv) enter into any Contract except in the ordinary course of its business and consistent with past practice; (v) terminate, modify, assign, waive, release or relinquish any material Contract rights or amend any material rights or claims not in the ordinary course of its business and consistent with past practice, except as expressly provided herein; or (vi) dissolve or otherwise alter its limited liability company existence;

(c) take any action to institute any new severance or termination pay practices with respect to any directors, officers or employees of the Company or any of its Subsidiaries or to increase the benefits payable under its severance or termination pay practices;

(d) hire any new employees except for employees having an annualized salary of less than $50,000, employees who are terminable at will, or employees who are hired to replace a former employee;

(e) make any capital expenditures or capital commitments in excess of $25,000 in the aggregate, except for expenditures for maintenance of capital assets in the ordinary course of its business;

(f) otherwise conduct its business except in the ordinary course except with respect to those actions to be taken in connection with the transactions contemplated hereby; and

(g) enter into any agreement, or take any action, with respect to any of the matters set forth in this Section 6.01.

Without limiting the foregoing, the Company further agrees to consult with and consider the comments of the Buyer in connection with the transactions permitted in subsections (a) through (e), provided that with respect to transactions under subsection (b)(iv) and (b)(v) only to the extent such transaction exceeds $50,000.

SECTION 6.02.   Agreements of the Selling Members. Between the date hereof and the Closing Date, no Selling Member shall directly or indirectly do any of the following: (i) assign, transfer, sell, pledge, dispose of, or encumber any of its  Units or any other enquiry interests; (ii) grant any options, rights, warrants, of any kind to acquire any of its Units or any other enquiry interests; (iii) or take any other action or enter any other agreement that  impairs its ability to perform its obligations hereunder.

SECTION 6.03.  SELLING MEMBERS RELEASE.  EFFECTIVE AS OF THE CLOSING, EACH SELLING MEMBER, AND ITS AFFILIATES AND ASSIGNS, IF ANY, RELEASE AND ABSOLUTELY FOREVER DISCHARGE THE COMPANY, ITS SUBSIDIARIES AND THEIR RESPECTIVE OFFICERS, DIRECTORS, UNITHOLDERS, AFFILIATES, EMPLOYEES AND AGENTS (EACH, A “RELEASED PARTY”, AND WHICH SHALL NOT INCLUDE THE BUYER) FROM AND AGAINST ALL RELEASED MATTERS.  “RELEASED MATTERS” MEANS ANY AND ALL CLAIMS, DEMANDS, DAMAGES, DEBTS, LIABILITIES, OBLIGATIONS, COSTS, EXPENSES (INCLUDING ATTORNEYS’ AND ACCOUNTANTS’ FEES AND EXPENSES), ACTIONS AND CAUSES OF ACTION OF ANY NATURE WHATSOEVER, WHETHER NOW KNOWN OR UNKNOWN, SUSPECTED OR UNSUSPECTED, THAT THE SELLING MEMBER NOW HAS, OR AT ANY TIME PREVIOUSLY HAD, OR SHALL OR MAY HAVE IN THE FUTURE, IN ITS CAPACITY AS A UNITHOLDER OF THE SOLD UNITS OF THE COMPANY, ARISING BY VIRTUE OF OR IN ANY MATTER RELATED TO ANY ACTIONS OR INACTIONS WITH RESPECT TO THE COMPANY OR ITS AFFAIRS WITH RESPECT TO THE COMPANY ON OR BEFORE THE CLOSING DATE, AS WELL AS WITH RESPECT TO THE CALCULATION OF AND AMOUNT OF THE CLOSING CONSIDERATION AND/OR CHANGE OF CONTROL PAYMENT (IF APPLICABLE) TO BE PAID TO OR FOR THE BENEFIT OF SUCH SELLING MEMBER AT THE CLOSING DATE.  IT IS THE INTENTION OF EACH SELLING MEMBER IN EXECUTING THIS RELEASE, AND IN GIVING AND RECEIVING THE CONSIDERATION CALLED FOR HEREIN, THAT THE RELEASE CONTAINED IN THIS SECTION 6.03 SHALL BE EFFECTIVE AS A FULL AND FINAL ACCORD AND SATISFACTION AND GENERAL RELEASE OF AND FROM ALL RELEASED MATTERS AND THE FINAL RESOLUTION BY THE SELLING MEMBER AND THE RELEASED PARTIES OF ALL RELEASED MATTERS.  EACH SELLING MEMBER HEREBY REPRESENTS TO THE COMPANY THAT SUCH SELLING MEMBER HAS NOT VOLUNTARILY OR INVOLUNTARILY ASSIGNED OR TRANSFERRED OR PURPORTED TO ASSIGN OR TRANSFER TO ANY PERSON ANY RELEASED MATTERS AND THAT NO PERSON OTHER THAN SUCH SELLING MEMBER HAS ANY INTEREST IN ANY RELEASED MATTER BY LAW OR CONTRACT BY VIRTUE OF ANY ACTION OR INACTION BY SUCH SELLING MEMBER.  THE INVALIDITY OR UNENFORCEABILITY OF ANY PART OF THIS SECTION 6.03 SHALL NOT AFFECT THE VALIDITY OR ENFORCEABILITY OF THE REMAINDER OF THIS SECTION 6.03, WHICH SHALL REMAIN IN FULL FORCE AND EFFECT.

SECTION 6.04.  Public Announcements.  Except as otherwise required by Law, neither the Company nor the Selling Members shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement, the Indemnification Agreement and the Escrow Agreement without the prior written consent of the Buyer. The Parties hereby further agree to maintain the confidentiality of the financial terms of this Agreement, the information on the Exhibits and Schedules hereunder, the Indemnification Agreement and the Escrow Agreement and shall not disclose the terms and conditions hereof and thereof, except as otherwise required by any Law.

SECTION 6.05.  Confidentiality.  (a) The Selling Members who are officers, directors and/or employees of the Company and any of its Subsidiaries as of the date hereof (“ODE Members”) hereby acknowledge that the confidential information and business relationships of the Company and the Buyer are necessary for the Buyer to continue to operate the business being transferred hereunder.  Such ODE Members shall for five (5) years after the Closing hold strictly confidential and shall not disclose any confidential or proprietary information concerning the business and affairs of the Company and the Buyer.  For purposes of this Section 6.05, confidential or proprietary information shall not include information that (a) is or becomes available to the public through no wrongful act of the ODE Member, (b) is disclosed, without restriction on further disclosure, to the ODE Member by a third party, other than a Selling Member, having no duty of confidentiality with respect to such information whether to the Company or to another party, and having the legal right to disclose such information, or (c) is approved for release by written authorization of an officer of the Buyer or any of its Affiliates. The ODE Members hereby acknowledge that such confidential or proprietary information (including all ideas, know-how, concepts, techniques and methodologies contained therein) belong exclusively to the Company.  The ODE Members recognize and acknowledge the competitive value and confidential nature of such information and the damage that could result to the Company if any of such information is disclosed to any third party or used for any purpose other than for the benefit of the Company.

(b) The ODE Members hereby further acknowledge that (i) the Company and the Buyer have a reasonable, necessary and legitimate business interest in protecting their respective confidential information and business relationships and that the foregoing covenants are reasonable and necessary to protect such business interests and are given as an inducement to the Buyer to consummate the transactions contemplated herein and for other good and valuable consideration hereunder.

(c) It is understood and agreed that this Section does not apply to information that may be used for tax or legal matters of the ODE Members.

SECTION 6.06.  Company Disclosure Schedules.  From time to time prior to the Closing, the Company shall promptly supplement or amend the Company Disclosure Schedules in order to keep such information therein materially timely, complete and accurate; provided, however, that if the Company is barred from selling, directly or indirectly as a subcontractor, to the defense agencies of the United States government its products or services, the Buyer shall have the right to elect not to consummate the Transaction; provided, further, that no such supplement or amendment shall be effective to correct any representations or warranties that were not true, complete and accurate at the time of executing this Agreement.

SECTION 6.07.  Certain Tax Matters. (a) All tax sharing agreements, arrangements and practices between the Company (and any Affiliate of the Company), on the one hand, and any other party, on the other hand, shall be terminated no later than the Closing.  After the Closing, neither the Company nor any Affiliate of the Company shall have any rights or obligations under any such tax sharing agreement, arrangement or practice.

(b) All shares transfer, real property transfer or gains taxes, documentary, sales, use, registration, value added and other similar taxes and related fees (including interest, penalties and additions thereto) incurred in connection with the Transaction  shall be borne by the Selling Members, and the Selling Members shall indemnify the Buyer and the Company for any such taxes incurred as a result of the Selling Members’ failure timely to pay such taxes.

(c) The Selling Members shall cooperate, and shall cause their respective Affiliates, directors, officers, employees, contractors, consultants, agents, auditors and representatives reasonably to cooperate with the Buyer and the Company in preparing and filing all tax returns, resolving disputes and in all other matters relating to taxes, including by maintaining and making available to the Buyer, the Company and their respective Affiliates all books and records relating to taxes.

(d) On and after the Closing, Buyer will provide the Selling Members’ Representative with any and all information relating to the Company that Selling Members shall reasonably require to prepare any and all Tax returns relating to transactions contemplated herein to the extent such information is reasonably available to Buyer.   Buyer shall prepare the short-period income Tax returns that include the Closing Date in a manner consistent with prior year income Tax returns to the extent in compliance with applicable Law.  Any such draft return shall be provided to the Selling Members’ Representative at least fourteen (14) Business Days prior to its filing and Buyer shall consider any comments made by the Selling Members’ Representative prior to filing such return.

SECTION 6.08.  Fees and Expenses.  All fees and expenses incurred in connection with this Agreement, the Indemnification Agreement, the Escrow Agreement, the Transaction and the other transactions contemplated hereby and thereby shall be paid by the party incurring such fees or expenses, whether or not the Transaction and the other transactions contemplated hereby are consummated, other than the Company Transaction Fees, which shall be paid by the Selling Members and the RAS Inc. Principals in the amounts set forth in Schedule A; provided; however, that, if this Agreement and the transactions contemplated hereby do not close as provided hereunder, the Buyer shall reimburse the Selling Members for fifty percent (50%) of the legal fees and costs actually paid by the Seller Members directly in connection with the transaction, but in any event up to a maximum reimbursement amount of $50,000.

SECTION 6.09.  Indemnification Obligations; Insurance.  During the period ending six (6) years after the Closing Date, Buyer will ensure that Company fulfills its obligations to the present and former members of the Company Board of Directors and present and former officers of the Company pursuant to the terms of the Company’s Organizational Documents as in effect on the date hereof.  Prior to the Closing, the Company shall purchase an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage in a form acceptable to Buyer that shall provide the members of the Company Board of Directors and the Company’s officers with coverage for six (6) years following the Closing Date of not less than the existing coverage and have other terms not materially less favorable to the insured persons than the Company’s directors’ and officers’ liability insurance coverage presently maintained by the Company.

SECTION 6.10.  Further Assurances/Additional Agreements.  (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to satisfy the conditions to Closing to be satisfied by it and to consummate and make effective the transactions contemplated by this Agreement, the Indemnification Agreement and the Escrow Agreement, in the most expeditious manner practicable, including, without limitation, using commercially reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby and thereby and using commercially reasonable efforts to prevent the breach of any representation, warranty, covenant or agreement of such party contained or referred to in this Agreement and to promptly remedy the same.

(b) The Company shall make or cause to be made all filings and submissions applicable to the Company for the consummation of the Transaction, and the Parties shall use commercially reasonable efforts to cooperate so that the Buyer will be able to prepare and file promptly after the date hereof the application for the FCC Consent.

(c) The Parties shall use commercially reasonable efforts to cooperate so as to file promptly after the date hereof a joint notice under the Defense Production Act to CFIUS with respect to the Transaction (the “CFIUS Notice”), and to seek confirmation from CFIUS that (i) the Transaction does not fall within the scope of transactions requiring investigation; (ii) it will not take or has withdrawn any recommendation to the President of the United States to block or prevent the consummation of the Transaction; and (iii) it will not propose or impose any restrictions or conditions on the Transaction.

(d) In case at any time prior to or after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement (including execution of other documents, instruments and writings), each party to this Agreement shall cooperate with the other parties and shall use commercially reasonable efforts to take all such necessary action.

SECTION 6.11.  2009 Audited Financial Statements.  The Company and the Selling Members' Representative shall use their commercially reasonable efforts to provide the Buyer, as early as possible prior to Closing, with audited consolidated financial statements of the Company as of December 31, 2009, including the related audited consolidated balance sheets, statements of changes in unitsholders’ equity (deficiency) and consolidated statements of cash flows of the Company for the fiscal year ended December 31, 2009 and the notes related thereto.

SECTION 6.12.  Post-Closing Payments by the Company. After Closing, the Buyer shall cause the Company to pay, as soon as the Company's financial position enables such payments (but not later than December 31, 2010), as follows:

(a) unpaid compensation expenses reflected in the financial statements of the Company to those individuals identified thereunder; and

(b) to David Gross, the outstanding non-convertible loan in the principal amount of $100,000 plus any accrued and unpaid interest thereunder.

SECTION 6.13.  No Shop. (a) Until the earlier of the Closing Date or the Termination Date, to the full extent permitted by Delaware corporate law, neither the Selling Members nor the Company shall solicit, initiate, encourage or participate in any discussions, negotiations or proposals for the acquisition (by way of merger, consolidation, acquisition of stock or assets or otherwise) of the Company, RAS Israel or any part of the Company's or RAS Israel's business or the Sold Units.

(b) For the avoidance of doubt, this Section 6.13 does not limit the ability of the Company to do any of the transactions permitted under Section 6.01.

SECTION 6.14.  Additional Tax Matters. (a) On the earlier of (i) the date on which the Company files its tax reports with the Internal Revenue Service (the “IRS”) for fiscal year 2009 or (ii) September 15, 2010, the Buyer shall cause the Company (i) to pay to each of the Selling Members, by cashier’s check or wire transfer to bank accounts designated by each Selling Member, and (ii) to pay to the tax authorities on behalf of RAS, Inc., the amount equal to 40% of the taxable income of the Company for fiscal year 2009 as reported to the IRS (the “2009 Tax”) to such Selling Member or RAS, Inc., as the case may be, up to an aggregate amount of $550,000 for all Selling Members and RAS Inc. minus the amount of any taxes paid or to be paid, on a pro forma basis, on the taxable income of RAS Israel for fiscal year 2009.  The Buyer and the Company shall apportion the 2009 Tax among the Selling Members and RAS, Inc. on the basis of their percentage unitholdings in the Company in 2009 as set forth in Schedule A.

(b) In the event that the tax owed by the Selling Members and RAS Inc. by virtue of their ownership interests in the Company during fiscal year 2009 (the “2009 Actual Tax”), plus the amount of any taxes paid or to be paid, on a pro forma basis, on the taxable income of RAS Israel for fiscal year 2009,exceeds $550,000in the aggregate, then Buyer shall cause the Company (i) to pay to each of the Selling Members, by cashier’s check or wire transfer to bank accounts designated by each Selling Member, and (ii) to pay to the tax authorities on behalf of RAS, Inc., the amount of tax in excess of $550,000 for fiscal year 2009, up to (but no more than) the amount, if any, then available under the $150,000 “basket” of Section 2.06(d) of the Indemnification Agreement, and any such payment shall be deemed a use of the “basket” to such dollar amount.  The Buyer and the Company shall apportion any payments under this Section 6.12(b) among the Selling Members and RAS Inc. on the basis of percentage unitholdings during fiscal year 2009 as set forth in Schedule A.

(c) In the event that the 2009 Actual Tax exceeds the then available “basket”, the Selling Members' Representative shall have the right to commence an arbitration asserting that such excess amount is the result of changes by the Buyer from the tax methodology planned by the Company for 2009 as demonstrated by Exhibit F.  The arbitrator shall determine whether the tax methodology planned by the Company for 2009 was reasonable and whether the amount of the 2009 Tax would have been lower if the Company would have used the tax methodology planned by the Company for 2009 and shall award to the prevailing party the cost and expenses of the arbitration, including reasonable attorney fees.  If the Selling Members’ Representative is the prevailing party, the arbitrator shall award to the Selling Members' Representative, on behalf of the Selling Members and RAS Inc., the difference between the 2009 Tax and the amount that the 2009 Tax would have been had the Company used the tax methodology planned by the Company for 2009.  The arbitration shall be held before a single arbitrator pursuant to the commercial rules of the American Arbitration Association. Any such arbitration shall take place in Fairfax County, Virginia.

(d) On the earlier of (i) the date on which the Company files its tax reports with the IRS for the period of fiscal year 2010 prior to the Closing or (ii) September 15, 2011, the Buyer shall cause the Company (i) to pay to each of the Selling Members, by cashier’s check or wire transfer to bank accounts designated by each Selling Member, and (ii) to pay to the tax authorities on behalf of RAS, Inc., the amount equal to 40% of the taxable income of the Company for the period of fiscal year 2010 prior to the Closing as reported to the IRS (the “2010 Tax”) to such Selling Member or RAS, Inc., as the case may be.  The Buyer and the Company shall apportion the 2010 Tax among the Selling Members and RAS, Inc. on the basis of their percentage unitholdings during the period of fiscal year 2010 prior to the Closing Date as set forth in Schedule A.

(e) In the event that tax is owed by the Selling Members and RAS Inc. by virtue of their ownership interests in the Company for the years prior to 2009, then the Buyer shall cause the Company (i) to pay to each of the Selling Members, by cashier’s check or wire transfer to bank accounts designated by each Selling Member, and (ii) to pay to the tax authorities on behalf of RAS Inc., the amount equal to 40% of the taxable income of the Company for the period of fiscal year for which the tax is owed up to (but not more than) the amount, if any, then available under the $150,000 “basket” of Section 2.06(d) of the Indemnification Agreement, and any such payment shall be deemed a use of the “basket” to such dollar amount.  The Buyer and the Company shall apportion any payments under this Section 6.11(e) among the Selling Members and RAS Inc. on the basis of percentage unitholdings during the respective fiscal years as shall be specified in an exhibit to be provided to the Buyer by the Selling Members’ Representative no later than the Closing Date.

ARTICLE VII

SELLING MEMBERS' REPRESENTATIVE

SECTION 7.01.  Authorization of the Selling Members’ Representative.  David Gross (the “Selling Members’ Representative”) (and each successor appointed in accordance with Section 7.03) hereby is appointed, authorized and empowered to act, on behalf of each Selling Member and RAS Inc. Principals, in connection with, and to facilitate the consummation of the Transaction, and in connection with the activities to be performed on behalf of the Selling Members and/or RAS Inc. Principals under this Agreement, the RAS Inc SPA, the Indemnification Agreement and the Escrow Agreement, as applicable, for the purposes and with the powers and authority set forth in this ARTICLE VII, which will include the power and authority (for purposes of this ARTICLE VII, references to “this Agreement” shall mean this Agreement and the RAS Inc. SPA and references to the Selling Members shall include the RAS Inc. Principals):

(a) to execute and deliver such amendments, waivers and consents in connection with thisAgreement, the Indemnification Agreement, the Escrow Agreement and the transactions contemplated hereby and thereby as the Selling Members’ Representative, in its reasonable discretion, may deem necessary or desirable to give effect to the intentions of this Agreement, the Indemnification Agreement and the Escrow Agreement;

(b) to enforce and protect the Selling Members’ rights and interests and to enforce and protect the Selling Members’ rights and interests arising out of or under or in any manner relating to this Agreement, the Indemnification Agreement, the Escrow Agreement and the transactions contemplated hereby and thereby (including in connection with any claims related to this Agreement, the Indemnification Agreement, the Escrow Agreement and the transactions contemplated hereby and thereby and, in connection therewith, to (i) assert any claim or institute any Legal Proceeding, (ii) investigate, defend, contest or litigate any Legal Proceeding against the Selling Members and receive process on behalf of each Selling Member in any such Legal Proceeding and compromise or settle on such terms as the Selling Members’ Representative will determine to be appropriate, give receipts, releases and discharges on behalf of all or any Selling Members with respect to any such Legal Proceeding, (iii) file any proofs, debts, claims and petitions as the Selling Members’ Representative may deem advisable or necessary, (iv) settle or compromise any claims related to this Agreement, the Indemnification Agreement, the Escrow Agreement and the transactions contemplated hereby and thereby, (v) assume, on each Selling Members’ behalf, the defense of any claims related to this Agreement, the Indemnification Agreement, the Escrow Agreement and the transactions contemplated hereby and thereby, and (vi) file and prosecute appeals from any decision, judgment or award rendered in any of the foregoing Legal Proceedings, it being understood that the Selling Members’ Representative will not have any obligation to take any such actions, and will not have liability for any failure to take any such action;

   (c) to refrain from enforcing any right of any Selling Member and/or of the Selling Members’ Representative arising out of or under or in any manner relating to this Agreement, the Indemnification Agreement and the Escrow Agreement;

   (d) to make, execute, acknowledge and deliver all such other Contracts, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Selling Members’ Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the activities described in clauses (a) through (d) above and the Transaction.

The grant of authority provided for in this Section 7.01 (i) is coupled with an interest and is being granted, in part, as an inducement to the Company, the Selling Members and the Buyer to enter into this Agreement and will be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Selling Member and will be binding on any successor thereto; (ii) subject to Section 7.03, may be exercised by the Selling Members’ Representative acting by signing as Selling Members’ Representative of any Selling Member.

SECTION 7.02.  Compensation; Exculpation; Indemnity.

(a) The Selling Members’ Representative will not be entitled to any fee, commission or other compensation for the performance of its service hereunder, but will be entitled to the payment by the Selling Members of all of its out-of-pocket expenses incurred as Selling Members’ Representative.

(b) In dealing with this Agreement and any instruments, agreements or documents relating thereto, and in exercising or failing to exercise all or any of the powers conferred upon the Selling Members’ Representative hereunder or thereunder, (i) the Selling Members’ Representative will not assume any, and will incur no, liability whatsoever to any Selling Members because of any error in judgment or other act or omission performed or omitted hereunder or in connection with this Agreement; (ii) the Selling Members’ Representative will be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue; and (iii) the Selling Members shall jointly and severally indemnify the Selling Members’ Representative and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Selling Members’ Representative and arising out of or in connection with the acceptance or administration of his duties hereunder.

SECTION 7.03.  Removal and Replacement; Successor Selling Members’ Representative.

(a) If the Selling Members’ Representative or his heir or personal representative, as the case may be, advise the Selling Members that the Selling Members’ Representative is unavailable to perform its duties hereunder, within three Business Days of notice of such advice, a Selling Members’ Representative, who must be a Selling Members, will be appointed by the Selling Members who hold (or held, as applicable) a majority of the Sold Units.

(b) Any Selling Members’ Representative may be removed at any time by a written notice delivered by the Selling Members who hold (or held, as applicable) a majority of the Sold Units to the Selling Members’ Representative, the other Selling Members, the Buyer and the Company.

(c) If any successor Selling Members’ Representative is appointed under Sections 7.03(a) or 7.03(b), such appointment will be effective upon delivery of written notice thereof executed by the Selling Members who hold (or held, as applicable) a majority of the Sold Units to each of the Selling Members’ Representative, the other Selling Members’, the Buyer and the Company.  Any successor Selling Members’ Representative will have all of the authority and responsibilities conferred upon or delegated to a Selling Members’ Representative pursuant to this Section 7.03.

SECTION 7.04.  Reliance; Limitation as to the Buyer and the Company.

(a) The Buyer and the Company may conclusively and absolutely rely, without inquiry, and until the receipt of written notice of a change of the Selling Members’ Representative under Section 7.03, may continue to rely, without inquiry, upon the action of the Selling Members’ Representative as the action of each Selling Members in all matters referred to in this ARTICLE VII; provided, however, that if the Buyer is given written notice of the appointment of a successor Selling Members’ Representative under Section 7.03, the Buyer, the Company, and the Selling Members will be obligated to recognize, and will only be able to so rely upon the action of, such successor Selling Members’ Representative as the Selling Members’ Representative for all purposes under this Agreement, the Indemnification Agreement and the Escrow Agreement.

(b) Except as set forth in this Section 7.04, this ARTICLE VII creates no binding obligations between the Buyer or the Company, on the one hand, and the Selling Members, on the other hand.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01.  Survival of Representations, Warranties and Covenants.  The representations, warranties and covenants in this Agreement and in any instrument delivered pursuant to this Agreement shall survive the Closing as and until the applicable time provided in the Indemnification Agreement.

SECTION 8.02.  Waiver of Rights. Each Selling Member and the Company hereby waives those provisions set forth in the Operating Agreement, or as otherwise may be required, to the extent applicable, with respect to each such Selling Member’s or the Company’s right, if any, to (i) any rights of first refusal, tag-along rights, buy-out or drag-along rights or any other rights set forth in the Operating Agreement that may be triggered in connection with the transactions contemplated by this Agreement and (ii) any notice of the foregoing.

SECTION 8.03.  Breakup Fee. (a) If (i) the Buyer or any Selling Member which holds 5% or more of the Sold Units (each, for purposes of this Section, a “Breaching Party” as the case may be) shall have breached or failed to perform any of its covenants or other agreements contained in this Agreement, which failure to perform results in a failure of any condition to Closing set forth in this Agreement and such failure cannot be cured by the Termination Date, (ii) the non-Breaching Party is not in material breach of its obligations under this Agreement and (iii) the Closing has not occurred by the Termination Date, then, upon written demand of the non-Breaching Party, the Breaching Party shall pay to the non-Breaching Party, in connection with such termination, an amount in immediately available funds equal to $1,250,000 (one million two hundred and fifty thousand U.S. dollars).  If the Selling Members are the non-Breaching Party/ies, demand for the break up fee shall be made by the Selling Member Representative and payment to the Selling Members, if any, shall be made to the Selling Member Representative for distribution to the Selling Members (and any Sellers under the RAS Inc. SPA, if applicable) on a pro rata basis.  The breakup fee payable pursuant to this Section shall be in lieu of all other claims and remedies that might be available with respect thereto under this Agreement or otherwise and shall be the sole remedy for such termination under this Agreement.  For the avoidance of doubt, the amount of the break up fee under this Agreement is the same as and not in addition to the break up fee under the RAS Inc. SPA.

(b)  Intellectual Property and Marketing Agreement Not Finalized.  If the Intellectual Property and Marketing Agreement is not closed within four months after the date hereof and the Buyer has not waived that condition for Closing, then at such time the Buyer shall pay the Company $500,000 to purchase Units in accordance with the Operating Agreement at the per unit price calculated for the Sold Units hereunder, and such purchase of Units shall be the sole remedy for the failure to close the Intellectual Property and Marketing Agreement within four months after the date hereof as set forth in this Section 8.03(b).

SECTION 8.04.  Notices.  Any and all notices required or permitted to be given to a party pursuant to the provisions of this Agreement will be in writing and will be effective and deemed to provide such party sufficient notice under this Agreement on the earliest of the following: (a) at the time of personal delivery, if delivery is in person; (b) at the time of transmission by facsimile, addressed to the other party at its facsimile number specified herein (or hereafter modified by subsequent notice to the parties hereto), with confirmation of receipt made by both telephone and printed confirmation sheet verifying successful transmission of the facsimile; (c) one Business Day after deposit with an express overnight courier for United States deliveries, or two Business Days after such deposit for deliveries outside the United States, in each case with proof of delivery from the courier requested; (d) three Business Days after deposit in the United States mail by certified mail (return receipt requested) for United States deliveries; or (e) at the time of sending an electronic mail, addressed to other party at the e-mail address specified herein.

All notices for delivery outside the United States will be sent by facsimile, electronic mail or by express courier.  Notices by facsimile shall be machine verified as received.  All notices not delivered personally or by facsimile or electronic mail will be sent with postage and/or other charges prepaid and properly addressed to the party to be notified at the address or facsimile number as follows, or at such other address or facsimile number as such other party may designate by one of the indicated means of notice herein to the other parties hereto, as follows:

if to the Buyer, to:

Spacenet Integrated Government Solutions Inc.
1750 Old Meadow Road,
McLean, VA  22102
USA

Attention: Susan Miller
Facsimile: +1 (703) 245-6302
E-mail: Susan.miller@spacenet.com

With copy to:

Gilat Satellite Networks Ltd.
21 Yegia Kapayim St., Kiryat Arye
Petach Tikva, Israel 49130

Attention: Rachel Prishkolnik, Adv.
Facsimile: +972 (3) 925-2945
E-mail: RachelP@gilat.com

And

Attention: Alon Levy, Adv.
Facsimile: +972 (3) 925-2945
E-mail: AlonL@gilat.com

and:

Amit, Pollak, Matalon & Co
NYP Tower, 19th Floor
17 Yitzhak Sadeh St.
Tel Aviv 6777
Israel

Attention: Daniel Marcus, Adv.
Facsimile: + 972 (3) 568-9017
E-mail: d_marcus@apm-law.com

if to the Company, to:

RaySat Antenna Systems, LLC
8460-d Tyco Road, Vienna
Virginia, 22182
USA

Attention: David Gross
Facsimile: + 1 (703) 584-3775
E-mail: david@rassys.com

with a copy to:

Nixon Peabody, LLP
401 9th Street NW, Suite 900
Washington, DC 20004-2128
USA

Attention: Mark A. Kass
Facsimile: +1 (202) 585-8080
E-mail: mkass@nixonpeabody.com

and

Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co.
One Azrieli Center
Round Building
Tel Aviv 67021
Israel

Attention: Nitzan Hirsch-Falk, Adv.
Facsimile: + 972 (3) 607-4422
E-mail: Nitzan@gkh-law.com

if to the Selling Members, to:

David Gross, c/o the Company
8460-d Tyco Road, Vienna
Virginia, 22182
USA

Facsimile: + 1 (703) 584-3775
E-mail: david@rassys.com

with a copy to:

Nixon Peabody, LLP
401 9th Street NW, Suite 900
Washington, DC 20004-2128
USA

Attention: Mark A. Kass
Facsimile: +1 (202) 585-8080
E-mail: mkass@nixonpeabody.com

SECTION 8.05.  Interpretation.  When a reference is made in this Agreement to an Article or to a Section, Subsection, Exhibit or Schedule, such reference shall be to an Article of, a Section or Subsection of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The term “or” is not exclusive.  The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.  Any agreement, instrument or Law defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented.  References to a Person are also to its permitted successors and assigns.  References to days mean calendar days unless otherwise specified.

SECTION 8.06.  Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.  If any signature is delivered by facsimile transmission or by PDF, such signature shall create a valid and binding obligation of the party executing (or on whose behalf the signature is executed) with the same force and effect as if such facsimile or PDF signature were an original thereof.

SECTION 8.07.  Severability.  If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nonetheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

SECTION 8.08.  Entire Agreement; No Third-Party Beneficiaries.  This Agreement, the Indemnification Agreement, the Escrow Agreement and the other agreements referenced herein, (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) are not intended to confer upon any Person other than the parties hereto and thereto any rights or remedies (other than, in the case of the Indemnification Agreement, the Indemnitees). Notwithstanding the foregoing, the RAS Inc. Principals shall be third party beneficiaries of this Agreement with respect to Article VII hereof.

SECTION 8.09.  Governing Law and Venue. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Delaware, without giving effect to the principles thereof relating to conflict of laws.  The courts located in the Commonwealth of Virginia shall have exclusive jurisdiction over the parties and the subject matter in any matter arising out of or relating to this agreement.  The Company and each of the Selling Members and the Selling Member Representative hereby irrevocably appoint Corporation Service Company, with an office at 11 South 12th Street, Richmond, Virginia 23218, as its agent to receive on behalf of each of them service of any legal process which may be served in all such actions and proceedings. Such service may be made by mail or delivery of such process to the Company, each of the Selling Members and the Selling Member Representative in care of such agent at the agent’s address set forth above and the Company, each of the Selling Members and the Selling Member Representative hereby irrevocably authorize and direct such agent to accept such service on its behalf.  The foregoing appointment of the service agent on behalf of the Company shall only apply with respect to the service of any legal process before the Closing Date.

SECTION 8.10.  Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and assigns.

SECTION 8.11.  Enforcement.  The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Israeli court, this being in addition to any other remedy to which they are entitled at Law or in equity.

SECTION 8.12.  Amendment.  This Agreement may be amended by the Parties at any time.  This Agreement may not be amended except by an instrument in writing executed on behalf of each of the Parties.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the Buyer, the Company, the Selling Members and the Selling Members' Representative has caused this Agreement to be signed by its officers thereunto duly authorized as of the date first written above.

SPACENET INTEGRATED GOVERNMENT SOLUTIONS, INC.
By: __________________________

Name: ___________________
Title: ____________________

RAYSAT ANTENNA SYSTEMS, LLC
By: __________________________

Name: ___________________
Title: ____________________

DAVID GROSS AS SELLING MEMBERS’ REPRESENTATIVE

_______________________________

DAVID GROSS AS SELLING MEMBER

_______________________________

ILAN KAPLAN AS SELLING MEMBER

_______________________________

Signature Pages to Unit Purchase Agreement

SIMONA GAT AS SELLING MEMBER

_______________________________

ELLEN GOLD AS SELLING MEMBER

_______________________________

ROBERT GOLD AS SELLING MEMBER

_______________________________

DANIEL RUDOLPH AS SELLING MEMBER

_______________________________

ABBEY BLUM AS SELLING MEMBER

_______________________________

DAVID HELLER AS SELLING MEMBER

_______________________________

Signature Pages to Unit Purchase Agreement

THE HAYAT PARNERSHIP AS SELLING MEMBER
By: __________________________

Name: ___________________
Title: ____________________

MICHAEL BAUDRON AS SELLING MEMBER

_______________________________

SRD CAPITAL MANAMGEMENT, L.L.C AS SELLING MEMBER
By: __________________________

Name: ___________________
Title: ____________________

YAIR TALMI AS SELLING MEMBER

_______________________________

JOHN CHRISTOPHER DRIES AS SELLING MEMBER

_______________________________

Signature Pages to Unit Purchase Agreement

ROBERT M. GRIFFIN, III AS SELLING MEMBER

_______________________________

MARIO M. CASABONA AS SELLING MEMBER

_______________________________

Signature Pages to Unit Purchase Agreement